Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

VANTAGE ENERGY INVESTMENT LLC,

VANTAGE ENERGY INVESTMENT II LLC,

RICE ENERGY INC.

and,

solely for purposes of Sections 6.17, 9.14 and 9.15,

VANTAGE ENERGY, LLC

and

VANTAGE ENERGY II, LLC

Dated as of September 26, 2016

i

LIST OF EXHIBITS

Annex A	Restructuring
Exhibit A-1	Form of Consulting and Non-Competition Agreement
Exhibit A-2	Form of Consulting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Investor Rights Agreement
Exhibit E	Form of Third Amended and Restated Limited Liability Company Agreement
Exhibit F	Form of Certificate of Designation

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of September 26, 2016, by and among (i) Vantage Energy Investment LLC, a Delaware limited liability company (“Vantage Investment I”), (ii) Vantage Energy Investment II LLC, a Delaware limited liability company (“Vantage Investment II” and, together with Vantage Investment I, the “Vantage Sellers”), (iii) Rice Energy Inc., a Delaware corporation (“Rice”), and, solely for purposes of Section 9.14, (iv) Vantage Energy, LLC, a Delaware limited liability company (“Vantage I”), and (v) Vantage Energy II, LLC, a Delaware limited liability company (“Vantage II”).

RECITALS

WHEREAS, prior to the Closing, the Vantage Sellers shall cause 100% of the issued and outstanding Interests of Vantage I and Vantage II to be transferred to Vantage Energy Holdings, LLC, a Delaware limited liability company (the “Company”), as more particularly set forth in Annex A (collectively, the “Restructuring”), in each case, in compliance with the Delaware LLC Act and other applicable Laws;

WHEREAS, after giving effect to the Restructuring, (i) the Vantage Sellers will collectively own 100% of the issued and outstanding Interests (the “Company Interests”) of the Company and (ii) the Company will own 100% of the issued and outstanding Interests of Vantage I and Vantage II;

WHEREAS, the Vantage Sellers wish to sell, transfer, convey and assign to Rice Energy Appalachia LLC, a Delaware limited liability company (“Rice Appalachia”), and Rice wishes to cause Rice Appalachia to purchase from such Vantage Sellers, all of the Company Interests, subject to the terms and conditions set forth in this Agreement;

WHEREAS, on the date hereof, Rice shall cause Rice Appalachia to pay the Deposit (as defined below) to the Escrow Agent (as defined below); and

WHEREAS, on the date hereof, the members of Senior Management have entered into Consulting and Non-Competition Agreements in the form attached hereto as Exhibit A-1 and the members of Management have entered into Consulting Agreements in the form attached hereto as Exhibit A-2, in each case pursuant to which they may provide certain consulting services to the Company following the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“all the other parties” means, with respect to any party, the other Persons party to this Agreement.

“Alternative Transaction” means any transaction or series of related transactions (other than transactions contemplated by the Restructuring) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of Vantage I’s, Vantage II’s and their respective Subsidiaries’ assets or equity interests.

“Certificate of Designation” means the Certificate of Designation in the form attached hereto as Exhibit F.

“Class A Preferred Stock” means the preferred stock of Rice, par value $0.01 per share, having such rights and preferences as set forth in the Class A Certificate of Designation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group Plan” means any Employee Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party, to which the Company or any of its Subsidiaries is obligated to contribute to, or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any liability.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Debt Assumption Agreement” means that certain Debt Assumption Agreement by and between Rice and Rice Appalachia pursuant to which Rice Appalachia will assume all of the Indebtedness of Rice.

“Debt Financing” means the debt financing transactions consummated or anticipated to be consummated in connection with the transactions contemplated by this Agreement.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any other personnel policy (oral or written), equity option, restricted equity, equity purchase plan, other equity or equity-based compensation plan or arrangement, phantom equity or appreciation rights plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other welfare, medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment, severance or retention agreement, and any other plan, agreement, arrangement, program, practice, or understanding providing any compensation or benefits.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind.

“Environmental Laws” means any and all applicable Laws and Company Permits pertaining to prevention of pollution or protection of the environment (including (i) any natural resource restoration and natural resource damages, or (ii) the presence, generation, use, storage, treatment, disposal or Release of Hazardous Materials into the indoor or outdoor environment, or the arrangement of any such activities), or to human health or safety to the extent such human health or safety relates to exposure to Hazardous Materials, in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agreement” means that certain Escrow Agreement, dated the date hereof, among the Vantage Sellers, Rice and the Escrow Agent, substantially in the form attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Sources” means the entities that have committed to provide, or otherwise entered into agreements with Rice, Rice MLP or any of their Affiliates in connection with, the Debt Financing, including any parties (other than Rice or any of its Affiliates) to the agreements executed in connection with the Debt Financing, any joinder agreements and fee letters (including the definitive agreements executed in connection with the Debt Financing) and their respective successors and assigns.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any (1) chemical, product, substance, waste, pollutant, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (3) any Hydrocarbons.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses, in each case arising in the ordinary course of business consistent with past practice and that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (A) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (B) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (C) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (D) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable.

“Interest” means, with respect to any Person: (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person; (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing; and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Investor Rights Agreement” means that certain Investor Rights Agreement dated as of the Closing Date, in the form attached hereto as Exhibit D.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Schedule 1.1 of the Company Disclosure Letter and (ii) with respect Rice, the actual knowledge of the individuals listed in Schedule 1.1 of the Rice Disclosure Letter.

“Law” means any law, rule, regulation, ordinance, code, judgment, decree, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Rice Appalachia in the form attached hereto as Exhibit E.

“Management” means each of John Moran, Worth Carlin, Seth Urruty, Mark Brown, Ryan Gosney, Chris Valdez, Mike Hopkins and Richard Starkey.

“Management Company” means Vantage Energy Management Company, LLC.

“Material Adverse Effect” means, when used with respect to any Person, any occurrence, condition, change, event or effect that (i) has had, is or is reasonably expected to result in, a material adverse effect to the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays or impairs the ability of such Person (and its Subsidiaries, if applicable) to consummate the Transactions; provided, however, that in no event shall any of the following constitute a Material Adverse Effect pursuant to clause (i): (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions; (B) any occurrence, condition, change (including changes in applicable Law), event or effect that generally affects the oil and gas exploration and production industry generally (including changes in commodity prices, general market prices and regulatory changes affecting such industry generally); (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of such Person’s physical properties to the extent such change or effect would otherwise constitute a Material Adverse Effect); (D) any failure to meet internal or analysts’ estimates, projections or forecasts (it being understood that the underlying cause of any such failure, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (E) a decline in market price, or a change in trading volume, of the Rice Common Stock (it being understood that any underlying cause of any such decline or change, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (F) any occurrence, condition, change, event or effect resulting from or relating to the announcement or pendency of the Transactions; (G)    any change in GAAP, or in the interpretation thereof, as imposed upon such Person, its Subsidiaries or their respective businesses or any change in applicable Law, or in the interpretation thereof; (H) any occurrence, condition, change, event or effect resulting from compliance by such Person with the terms of this Agreement and each other Transaction Agreement, or actions expressly permitted by this Agreement or expressly at or with the written consent of the other party; and (I) any downgrade in rating of any Indebtedness or debt securities of such Person or any of its Subsidiaries (it being understood that any underlying cause of any such downgrade, not otherwise excluded by the exceptions set forth in this definition, may be taken into consideration in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); provided that in the case of the foregoing clauses (A), (B) and (C), except to the extent that any such matters have a disproportionate and materially adverse effect on the business of the Company and its Subsidiaries (taken as a whole) relative to other businesses in the industries in which the Company and its Subsidiaries operate.

“Maximum Unit Amount” means an amount equal to the maximum number of shares of Rice Common Stock (but in any event not more than 19.9% of the outstanding shares of Rice Common Stock immediately prior to the Closing Date) that would be issuable to the Vantage Sellers at the Closing without the requirement of a vote of the stockholders of Rice under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Rice Common Stock is then listed) or the Organizational Documents of Rice.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Contract” means any of the following contracts to which the Company and/or any of its Subsidiaries is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, oil and gas sales agreements, exchange agreements, gathering and processing contracts and agreements, drilling, service and supply contracts, geophysical and geological contracts, land broker, title attorney and abstractor contracts, leases of personal property used or held for use primarily in connection with Oil and Gas Properties and all other contracts relating to Hydrocarbons, revenues therefrom or operations with respect thereto and all claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a Person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons.

“Oil and Gas Properties” means all interests in and rights with respect to (a) oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all rights and interests derived from Oil and Gas Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions and (b) all wells located on or producing from such leases and properties described in clause (a).

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement thereof, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other party” or “other parties” means (a) when used with respect to the Company or any Vantage Seller, Rice and (b) when used with respect to Rice, the Company and each Vantage Seller.

“party” or “parties” means a party or the parties to this Agreement.

“Permitted Encumbrances” means:

(a)    to the extent not applicable to the transactions contemplated hereby or thereby or otherwise waived in writing (or if the time period for the exercise of such rights has expired) or such rights are deemed to have been waived pursuant to the express terms of such agreements and documents prior to the Closing, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)    contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c)    Production Burdens payable to third parties that would not reduce the net revenue interest share of the Company or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in the Company Reserve Report or Rice Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or of its Subsidiaries in any Oil and Gas Property above the working interest shown on the Company Reserve Report or Rice Reserve Report, as applicable, with respect to such property;

(d)    Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, but only if, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent, (ii) has no material adverse effect on the value, use or operation of the property or asset encumbered thereby, and (iii) is payable to a third party and would not reduce the net revenue interest share of the Company or its Subsidiaries in any Oil and Gas Property below the net revenue interest share shown in the Company Reserve Report with respect to such lease, or increase the working interest of the Company or of its Subsidiaries in any Oil and Gas Property above the working interest shown on the Company Reserve Report with respect to such property;

(e)    all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Company or Rice, as applicable, or any of their respective Subsidiaries, that are customarily granted in the oil and gas industry and do not materially interfere with the operation, value or use of the property or asset affected thereby;

(f)    any Encumbrances discharged at or prior to the Closing;

(g)    Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions; or

(h)    Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that (i) would be accepted by a reasonably prudent purchaser of oil and gas interests, (ii) do not materially interfere with the operation, value or use of the property or asset affected thereby and (iii) would not reduce the net revenue interest share of the Company or Rice, as applicable, or such party’s Subsidiaries in any Oil and Gas Lease below the net revenue interest share shown in the Company Reserve Report or Rice Reserve Report, as applicable, with respect to such lease, or increase the working interest of the Company or Rice, as applicable, or of such party’s Subsidiaries in any Oil and Gas Lease above the working interest shown on the Company Reserve Report or Rice Reserve Report, as applicable, with respect to such lease.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Quantum” means Quantum V Investment Partners, a Delaware general partnership.

“Registration Statement” means that certain Vantage Energy Inc. Registration Statement filed on Form S-1 (Registration No.333- 213615) with the SEC on September 13, 2016.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Required Information” means (i) audited consolidated balance sheets of the Company as of December 31, 2013, December 31, 2014 and December 31, 2015 and the related statements of income, stockholders’ equity and cash flows of the Company for the financial years ended December 31, 2013, December 31, 2014 and December 31, 2015 and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company, for each subsequent interim fiscal period (other than the fourth quarter of any fiscal year) ended at least 45 days before the Closing Date. Rice acknowledges receipt of the information set forth in clause (i) of this definition.

“Rice Appalachia Units” means Common Units (as defined in the LLC Agreement) having such rights, privileges and preferences of the “Common Units” as set forth in the LLC Agreement.

“Rice Common Stock” means the common stock of Rice, par value $0.01 per share.

“Rice Group Plan” means any Employee Benefit Plan sponsored, maintained or contributed to by Rice or any of its Subsidiaries, to which Rice or any of its Subsidiaries is a party, to which Rice or any of its Subsidiaries is obligated to contribute to, or with respect to which Rice or any of its Subsidiaries has, or could reasonably be expected to have, any liability.

“Rice MLP” means Rice Midstream Partners LP, a Delaware limited partnership.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Management” means each of Roger J. Biemans and Thomas B. Tyree, Jr.

“Significant Subsidiary” means a Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Tax Returns” means any return, report, statement, information return or other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any Laws relating to any Taxes, including any schedule or attachment thereto, any related or supporting information and any amendment thereof.

“Taxes” means any and all taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity.

“Transaction Agreements” means this Agreement and each other agreement to be executed and delivered in connection herewith and therewith.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements, including the Restructuring.

“Transfer Taxes” means any transfer, sales, use, stamp, registration or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“ultimate parent entity” has the meaning given to such term in the HSR Act.

“Vantage Employment Liabilities” means any liability to or in respect of, or arising out of or in connection with, the employment or service or cessation of employment or service of any Vantage Personnel (other than liabilities relating to the Rehired Employees), including without limitation (i) any liability under any employment or consulting agreement, whether or not written, (ii) any liability under any Company Group Plan, (iii) any claim of an unfair labor practice or grievance or any claim under any unemployment compensation, employment standards, pay equity or workers’ compensation law or regulation or under any federal, state, provincial or foreign employment discrimination or other law or regulation, which shall have been asserted prior to the Closing Date or is based on acts, omissions, events or service which occurred prior to the Closing Date, but solely to the extent arising with respect to Vantage Personnel who are not Rehired Employees, (iv) any liability relating to payroll for any Vantage Personnel other than the Rehired Employees, (v) severance pay or benefits (and any other termination-related or liabilities) to or with respect to Vantage Personnel other than the Rehired Employees, (vi) with respect to any agreements or promises by the Vantage Sellers or any of their Affiliates to Vantage Personnel other than the Rehired Employees regarding compensation or benefits, (viii) with respect to equity or equity based compensation plans, programs or arrangements of the Vantage Sellers, the Company or any of their Subsidiaries, and (ix) any Taxes (including any related withholding) related to any of the foregoing. For the avoidance of doubt, the Vantage Employment Liabilities do not include any liabilities arising out of or in connection with the employment of a Rehired Employee by the Company, Rice or any of their respective Affiliates arising at any time, whether before, on or after the Closing.

“Voting Debt” of a Person means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge and intent that the taking of such act would constitute a breach of this Agreement.

1.2    Terms Defined Elsewhere. As used in this Agreement, the following terms have the meanings set forth below:

Definition	Section
Agreement	Preamble
Antitrust Division	6.5(b)
Assignment Agreement	2.4(b)(i)
Business Day	2.2
Cap Amount	6.7(d)
Cash Consideration	2.1
Cause	6.6(e)
Closing	2.2
Closing Date	2.2
Company	Recitals
Company Affiliate	9.10
Company Contracts	4.17(b)
Company Disclosure Letter	Article IV
Company Independent Petroleum Engineers	4.15(a)
Company Intellectual Property	4.13
Company Interests	Recitals
Company Material Adverse Effect	4.1
Company Material Leased Real Property	4.14
Company Material Real Property Lease	4.14
Company Owned Real Property	4.14
Company Permits	4.8(a)
Company Reserve Report	4.15(a)
Confidentiality Agreement	6.4(b)
Continuing Employer	6.6(e)
Covered Period	6.6(a)
Creditors’ Rights	3.2(a)
Debt Commitment Letter	5.24
Deposit	2.3
e-mail	9.3
End Date	8.1(c)
Equity Consideration	2.1
Escrow Agent	2.3
Fee Cap	8.3(a)
FTC	6.5(b)
GAAP	4.5(b)
good and defensible title	4.15(a)
Indemnified Liabilities	6.7(a)
Indemnified Persons	6.7(a)
Involuntary Termination	6.6(d)

Definition	Section
Lender	5.24
Material Company Insurance Policies	4.19
Material Rice Insurance Policies	5.18
Post-Closing Rice Plans	6.6(a)
Representatives	0
Restructuring	Recitals
Rice	Preamble
Rice Affiliate	9.10
Rice Appalachia	Recitals
Rice Contracts	5.17(b)
Rice Disclosure Letter	Article V
Rice Independent Petroleum Engineers	5.15(a)
Rice Intellectual Property	5.13
Rice Material Leased Real Property	5.14
Rice Material Real Property Lease	5.14
Rice Material Adverse Effect	5.1
Rice Owned Real Property	5.14
Rice Permits	5.8(a)
Rice Preferred Stock	5.2
Rice Reserve Report	5.15(a)
Rice SEC Documents	5.5(a)
Rice Stock Plan	5.2
Seller Related Parties	6.17(e)
Tax Allocation Statement	6.13(b)
Terminable Breach	8.1(b)(ii)
Transaction Expenses Cap	8.3(a)
Vantage I	Preamble
Vantage II	Preamble
Vantage Investment I	Preamble
Vantage Investment II	Preamble
Vantage Personnel	6.6(a)
Vantage Sellers	Preamble
Vantage Seller Disclosure Letter	Article III
Vantage Seller Material Adverse Effect	3.1
WARN Obligation	6.6(e)

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1    Sale of the Company Interests and Purchase of Class A Preferred Stock. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Vantage Seller agrees to sell, transfer, convey and assign to Rice Appalachia, free and clear of all Liens (other than those arising pursuant to applicable securities laws), and Rice agrees to cause Rice Appalachia to purchase from each Vantage Seller, all the Company Interests owned by such Vantage Seller. The total value of the consideration for the Company Interests to be paid by Rice Appalachia to the Vantage Sellers shall be equal to $2,004,000,000 (such amount, the

“Purchase Price”). The Purchase Price shall be payable by (a) the issuance to the Vantage Sellers by Rice Appalachia of a number of Rice Appalachia Units equal to the lesser of (x) 40,000,000 and (y) the Maximum Unit Amount, (the “Equity Consideration”) and (b) cash in an amount equal to (A) the Purchase Price less (B) an amount equal to the number of Rice Appalachia Units issued to Vantage as Equity Consideration pursuant to clause (a) multiplied by $25.00 less (C) the Deposit (such amount of cash, the “Cash Consideration”). In addition, Rice agrees to issue to the Vantage Sellers a number of shares of Class A Preferred Stock equal to the quotient of (1) the number of Rice Appalachia Units issued to the Vantage Sellers as set forth in clause (a) divided by (2) 1,000, and each Vantage Seller shall separately pay Rice an amount of cash equal to the number of such shares it receives multiplied by $0.01 per share. The Cash Consideration, the Equity Consideration and the Class A Preferred Stock shall be allocated between the Vantage Sellers in accordance with a schedule to be delivered to Rice at least two (2) Business Days prior to the Closing Date. The Cash Consideration shall be paid by wire transfer of immediately available funds to the account or accounts designated by the Vantage Sellers in a written notice to Rice at least two (2) Business Days prior to the Closing Date, and the Vantage Sellers shall deliver to Rice Appalachia the Company Interests being purchased by Rice Appalachia for cash (including the Cash Consideration and the Deposit). Immediately following the payment of the Cash Consideration pursuant to this Section 2.1 and the payment of the Deposit pursuant to Section 2.3, Rice Appalachia shall issue the Equity Consideration to the Vantage Sellers as set forth above and the Vantage Sellers shall contribute to Rice Appalachia their remaining Company Interests. Immediately following the contribution of Company Interests in exchange for the issuance of the Equity Consideration, Rice shall issue to the Vantage Sellers the Class A Preferred Stock in exchange for the payment by the Vantage Sellers of the cash payment described above.

2.2    Closing. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m., Houston, Texas time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Vinson & Elkins LLP in Houston, Texas, or such other place as Rice and the Vantage Sellers may agree in writing. For purposes of this Agreement (a) “Closing Date” shall mean the date on which the Closing occurs and (b) “Business Day” shall mean a day other than a day on which banks in the State of Texas or the State of Delaware are authorized or obligated to be closed.

2.3    Deposit. As an earnest money deposit, on the date hereof, Rice agrees to cause Rice Appalachia to deliver to Citibank, N.A., as escrow agent (the “Escrow Agent”), under the Escrow Agreement cash in an amount equal to $270,000,000 (together with interest earned thereon, if any, the “Deposit”) to be held, invested and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Deposit shall be held in an escrow account that will be administered in accordance with the Escrow Agreement. At and in connection with the Closing, Rice and the Vantage Sellers shall execute and deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to distribute the Deposit to the Vantage Sellers, such Deposit to be allocated between the Vantage Sellers in accordance with the schedule to be delivered to Rice pursuant to Section 2.1. If this Agreement is terminated, Rice and the Company shall execute and deliver joint written instructions to the Escrow Agent to distribute the Deposit in accordance with Section 8.3(b).

2.4    Deliveries and Actions at Closing.

(a)    At the Closing, Rice shall deliver, or shall cause to be delivered (including by causing its applicable Subsidiaries to deliver), the following:

(i)    to the Vantage Sellers, the Cash Consideration, the Deposit, the Equity Consideration and the Class A Preferred Stock as provided in Section 2.1;

(ii)    to the Vantage Sellers, a duly executed counterpart of the Investor Rights Agreement;

(iii)    to the Vantage Sellers, a duly executed counterpart of the LLC Agreement;

(iv)    to the Vantage Sellers, a duly executed counterpart of the Assignment Agreement;

(v)    to the Company and each Vantage Seller, the certificate described in Section 7.3(c); and

(vi)    any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

(b)    At the Closing, each Vantage Seller shall deliver, or shall cause to be delivered, the following:

(i)    to Rice, a counterpart of the assignment of such Vantage Seller’s Interests in the Company, in substantially the form attached hereto as Exhibit C (each, an “Assignment Agreement”), duly executed by such Vantage Seller;

(ii)    to Rice, a duly executed counterpart of the Investor Rights Agreement;

(iii)    to Rice, a duly executed counterpart of the LLC Agreement;

(iv)    to Rice, a certificate of non-foreign status meeting the requirements of Treas. Reg. § 1.1445-2(b)(2);

(v)    to Rice, the certificate described in Section 7.2(c); and

(vi)    any other documents, instruments, records, correspondence, filings, recordings or agreements called for hereunder as shall be reasonably required to consummate the Transactions, which have not previously been delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE VANTAGE SELLERS

Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Vantage Sellers to Rice on or prior to the date of this Agreement (the “Vantage Seller Disclosure Letter”), each Vantage Seller, severally and not jointly, represents and warrants to Rice as follows:

3.1    Organization, Standing and Power. Such Vantage Seller (a) is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Vantage Seller (a “Vantage Seller Material Adverse Effect”). Such Vantage Seller has heretofore made available to Rice complete and correct copies of its Organizational Documents, in each case as of the date hereof.

3.2    Authority; No Violations; Consents and Approvals.

(a)    Such Vantage Seller has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by such Vantage Seller and the consummation by such Vantage Seller of the Transactions have been duly authorized by all necessary action on the part of such Vantage Seller. This Agreement has been duly executed and delivered by such Vantage Seller and, assuming this Agreement constitutes the valid and binding obligation of all the other parties, constitutes a valid and binding obligation of such Vantage Seller enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law (collectively, “Creditors’ Rights”).

(b)    The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of such Vantage Seller to own or use any assets or properties required for the conduct of its businesses), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of such Vantage Seller under, any provision of (i) the Organizational Documents of such Vantage Seller, (ii)

except as set forth on Schedule 3.2(b) of the Vantage Seller Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Vantage Seller is a party or by which such Vantage Seller’s properties or assets are bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, declarations, filings or permits referred to in Section 3.3 are duly and timely obtained or made, any Law applicable to such Vantage Seller or any of its properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, or Encumbrances that have not had and would not be reasonably likely to have, individually or in the aggregate, a Vantage Seller Material Adverse Effect.

(c)    Such Vantage Seller is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of such Vantage Seller or (ii) except as set forth on Schedule 3.2(c) of the Vantage Seller Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Vantage Seller is now a party or by which such Vantage Seller or any of its properties or assets is bound, except for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Vantage Seller Material Adverse Effect.

(d)    No consent or approval from any third party under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which such Vantage Seller is now a party or by which such Vantage Seller or any of its properties or assets is bound is required to be obtained or made by such Vantage Seller in connection with the execution and delivery of this Agreement by such Vantage Seller or the consummation by such Vantage Seller of the Transactions, except for any such consent or approval set forth on Schedule 3.2(d) of the Vantage Seller Disclosure Letter.

3.3    Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by such Vantage Seller in connection with the execution and delivery of this Agreement by such Vantage Seller or the consummation by such Vantage Seller of the Transactions, except for: (a) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (b) any such consent approval, order, authorization, registration, filing or permit that the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Vantage Seller Material Adverse Effect.

3.4    Ownership. After giving effect to the Restructuring, such Vantage Seller is the record and beneficial owner of, and has good and valid title to, the Company Interests set forth opposite such Vantage Seller’s name on Schedule 3.4 of the Vantage Seller Disclosure Letter, free and clear of all Encumbrances, other than restrictions on transfer that may be imposed by state or federal securities laws or the Organizational Documents of the Company. The Company Interests set forth opposite such Vantage Seller’s name on Schedule 3.4 of the Vantage Seller Disclosure Letter represent all of the Interests in the Company held by such Vantage Seller.

3.5    Brokers. No broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Vantage Seller.

3.6    Accredited Investor; Investment Intent. Such Vantage Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Vantage Seller is acquiring the Equity Consideration and the Class A Preferred Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws, nor with any present intention of distributing or selling any of the Equity Consideration or the Class A Preferred Stock.

3.7    Tax Matters. Such Vantage Seller was not formed with, and will not be used for, a principal purpose of permitting Rice Appalachia to satisfy the 100 partner limitation contained in Treas. Reg. § 1.7704-1(h)(ii).

3.8    No Additional Representations.

(a)    Except for the representations and warranties made in this Article III, neither such Vantage Seller nor any other Person on behalf of such Vantage Seller makes any express or implied representation or warranty with respect to such Vantage Seller or its businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or the Company or any of its Subsidiaries, and such Vantage Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither such Vantage Seller nor any other Person on behalf of such Vantage Seller makes or has made any representation or warranty to Rice or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by such Vantage Seller in this Article III, any oral or written information presented to Rice or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company or any of its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, such Vantage Seller acknowledges and agrees that (i) none of Rice or any other Person has made or is making any representations or warranties relating to Rice or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Rice in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Rice furnished or made available to such Vantage Seller or any of its Representatives and (ii) such Vantage Seller is not relying on any representations or warranties of Rice or of any other Person other than the representations and warranties expressly given by Rice in Article V. Without limiting the generality of the foregoing, such Vantage Seller acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to such Vantage Seller or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions), and any use of or reliance by such Vantage Seller on such projections, forecasts, estimates, budgets or prospect information shall be at its sole risk.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE VANTAGE SELLERS

WITH RESPECT TO THE COMPANY

Except (i) as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Company to Rice on or prior to the date of this Agreement (the “Company Disclosure Letter”) and (ii) as disclosed in the Registration Statement (excluding any disclosures set forth in the Registration Statement in any risk factor section or any forward-looking disclosure in any section relating to forward-looking statements), the Vantage Sellers, jointly and severally, represent and warrant to Rice as follows (it being understood that the representations and warranties set forth in this Article IV are made giving effect to the Restructuring that will take place prior to Closing):

4.1    Organization, Standing and Power. Each of the Company and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole (a “Company Material Adverse Effect”). The Company has heretofore made available to Rice complete and correct copies of its Organizational Documents, as well as the equivalent organizational documents of each of its Subsidiaries, in each case as of the date hereof. The respective jurisdictions of formation of each Subsidiary of the Company are identified on Schedule 4.1 of the Company Disclosure Letter.

4.2    Capitalization. Schedule 4.2 of the Company Disclosure Letter sets forth a true and complete list that accurately reflects the record and beneficial owners of the Company Interests. All the Company Interests are validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Company Interests are not subject to preemptive rights. There are no Interests issued or outstanding in the Company other than the Company Interests. All the Company Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. Schedule 4.2 of the Company Disclosure Letter sets forth a true and complete list that accurately reflects the record and beneficial owners of all of the Interests of each Subsidiary of the Company. All Interests of the Subsidiaries of the Company that are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, (x) are validly issued, fully paid and non-assessable and are not subject to preemptive rights, (y) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all requirements set forth in applicable contracts and (z) are free and clear of all Encumbrances, other than Permitted Encumbrances. There are no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any

Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional Interests in the Company or its Subsidiaries, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which the Company or its Subsidiaries is a party or by which it is bound relating to the voting of any Company Interests or Interests in the Company’s Subsidiaries, as the case may be. As of the date of this Agreement, the Company does not have any direct or indirect (x) joint venture or other similar equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any additional investment in any Person, other than its Subsidiaries as set forth on Schedule 4.2 of the Company Disclosure Letter. As of the Closing, the Company will own 100% of the Interests of Vantage I and Vantage II, free and clear of all liens other than transfer restrictions arising under applicable securities laws and the Organizational Documents of Vantage I and Vantage II.

4.3    Authority; No Violations; Consents and Approvals.

(a)    The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of all the other parties, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to Creditors’ Rights.

(b)    The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) except as set forth on Schedule 4.2(b) of the Company Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4 are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, or Encumbrances that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of the Company or any of its Subsidiaries or (ii) except as set forth on Schedule 4.2(c) of the Company Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, except for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    No consent or approval from any third party under any Company Contract or material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for any such consent or approval set forth on Schedule 4.3(d) of the Company Disclosure Letter.

4.4    Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by the Company or its ultimate parent entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (c) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5    SEC Documents; Financial Statements.

(a)    As of September 13, 2016, the Registration Statement complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder applicable to the Registration Statement, and the Registration Statement did not contain, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements of Vantage I and Vantage II included in the Registration Statement, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of

GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Vantage I, Vantage II and their respective consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Vantage I, Vantage II and their respective consolidated Subsidiaries for the periods presented therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP is an independent public accounting firm with respect to the Company and, as of the date of this Agreement, has not resigned or been dismissed as independent public accountants of the Company.

4.6    Absence of Certain Changes or Events.

(a)    Since December 31, 2015, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(b)    From December 31, 2015 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

4.7    No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of the Company dated as of June 30, 2016 (including the notes thereto) contained in the Registration Statement for the quarter ended June 30, 2016; (b) liabilities incurred in the ordinary course of business subsequent to June 30, 2016; (c) liabilities for fees and expenses incurred in connection with, or in furtherance of, the Transactions and the proposed initial public offering of the Company or one of its Subsidiaries; (d) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (e) liabilities incurred as permitted under Section 6.1(b)(x); and (f) liabilities which have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8    Company Permits; Compliance with Applicable Law.

(a)    The Company and its Subsidiaries hold all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Company Permits”), except where the failure to so hold has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any applicable Law, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except with respect to Tax matters (which are provided for in Section 4.12) and environmental matters (which are provided for in Section 4.16), the Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since December 31, 2015 from a Governmental Entity that alleges that the Company or a Subsidiary of the Company is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.9    Litigation. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company or any of its Subsidiaries is a defendant in any material Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity against or with respect to the Company or any of its Subsidiaries in effect to which any of the Company or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of the Company or any of its Subsidiaries as currently conducted.

4.10    Compensation; Benefits.

(a)    Set forth on Schedule 4.10(a) of the Company Disclosure Letter is a list, as of the date hereof, of all of the Company Group Plans. True, correct and complete copies of each of the Company Group Plans and related trust documents and favorable determination letters, to the extent applicable, have been furnished or made available to the Company or its representatives, along with, to the extent applicable, the most recent report filed on Form 5500 and summary plan description with respect to each Company Group Plan required to file a Form 5500.

(b)    Schedule 4.10(b) lists all Company Group Plans that are maintained, sponsored, contributed to or required to be contributed to the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries or Rice or any of its Affiliates could have any liability after the Closing.

(c)    Each Company Group Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    As of the date of this Agreement, there are no material actions, suits, claims or administrative proceedings pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Company Group Plans.

(e)    There are no material unfunded benefit obligations with respect to the Company Group Plans that have not been properly accrued for in Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(f)    Each Company Group Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Group Plan.

(g)    Neither the Company nor any of its Subsidiaries contributes to or has an obligation to contribute to, and no Company Group Plan is, a plan subject to Title IV of ERISA (including a multiemployer plan within the meaning of Section 3(37) of ERISA), Section 302 of ERISA, or Section 412 of the Code.

(h)    Neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of (and no Company Group Plan provides for any) post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code.

4.11    Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries has any employees on its payroll.

(b)    Neither the Company nor any of its Subsidiaries, or with respect to the Company or its Subsidiaries, any of the Vantage Sellers or any of their Affiliates, is a party to any collective bargaining agreement or other agreement with any labor union or similar representative of employees. There is no pending union representation petition involving employees of the Company or any of its Subsidiaries, and there is no pending or, to the Company’s knowledge, threatened material activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(c)    There is no material unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against the Company or any of its Subsidiaries, or with respect to the Company and its Subsidiaries, any of the Vantage Sellers or any of their Affiliates, pending, or, to the knowledge of the Company, threatened.

(d)    There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(e)    The Company and its Subsidiaries, and with respect to the Company and its Subsidiaries, any of the Vantage Sellers or any of their Affiliates are in compliance in all material respects with all applicable Laws respecting employment and employment practices, and, as of the date of this Agreement, there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or with respect to the Company and its Subsidiaries, any of the Vantage Sellers or any of their Affiliates, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or with respect to the Company and its Subsidiaries, any of the Vantage Sellers or any of their Affiliates, has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12    Taxes.

(a)    All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been duly and timely filed (taking into account any valid extensions of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by the Company and its Subsidiaries (or for which the Company and its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to the Company and its Subsidiaries have been satisfied in full. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    There is no material Proceeding now pending against the Company or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written material adjustment with respect to a Tax Return or written claim for material additional Tax been received by the Company or any of its Subsidiaries that is still pending.

(c)    There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by the Company or any of its Subsidiaries.

(d)    There is no outstanding material claim, assessment or deficiency against the Company or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity.

(e)    No written claim has been made by any Governmental Entity to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary, as applicable, does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries.

(f)    Neither the Company nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (not including an agreement or arrangement solely among the members of a group the common parent of which is the Company) or (ii) has been a member of an affiliated group filing a consolidated income Tax Return (other than of a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise (in the case of both clause (i) and (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)    Neither the Company nor any of its Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h)    The Company is treated as a partnership for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3, and each of its Subsidiaries is treated as an entity disregarded as separate from the Company or is classified as a partnership for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

This Section 4.12 shall be the sole and exclusive representations regarding Company tax matters.

4.13    Intellectual Property. The Company and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”) free and clear of all Encumbrances (other than Permitted Encumbrances), except where the failure to own or have the right to use such properties has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries in the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of the Company and its Subsidiaries as presently conducted, except where failure to do so has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

4.14    Real Property. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and except with respect to any of the Company’s Oil and Gas Properties, (a) the Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements, including easements and rights-of-way) by the Company or any Subsidiary of the Company (collectively, including the improvements thereon, the “Company Material Leased Real Property”) free and clear of all Encumbrances (other than Permitted Encumbrances), (b) each agreement under which the Company or any Subsidiary of the Company is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Company Material Leased Real Property (each, a “Company Material Real Property Lease”) to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither the Company nor any of its Subsidiaries, or to the knowledge of the Company, any other Person party thereto, has received written notice of any default under any Company Material Real Property Lease, and a true, correct and complete copy of each Company Material Real Property Lease (other than easements and rights-of-way) has been made available to Rice prior to the date hereof, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Company’s Oil and Gas Properties, Company Owned Real Property or Company Material Leased Real Property.

4.15    Oil and Gas Matters.

(a)    Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Netherland, Sewell & Associates, Inc. (the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of December 31, 2015 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve Report or in the Registration Statement as having been sold or otherwise disposed of, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them as reflected in the Company Reserve Report) (1) entitles the Company (or one or more of its

Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, the factual, non-interpretive data supplied by the Company to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report was, as of the time provided, accurate in all respects. To the Company’s knowledge, there are no material errors in the assumptions and estimates provided by the Company and its Subsidiaries in connection with the preparation of the Company Reserve Report. Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, the oil and gas reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid, (iii) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and (iv) none of the Company or any of its Subsidiaries has received written notice from any other party to any such Oil and Gas Lease that any of the Company or any of its Subsidiaries is in breach or default under any Oil and Gas Lease.

(d)    All proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense for any reason other than (i) awaiting preparation and approval of division order title opinions for recently drilled wells or (ii) as may be permitted by applicable Law, in each case, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    All of the wells and all water, CO2 or injection wells located on any of the Oil and Gas Properties of the Company and its Subsidiaries or otherwise associated with an Oil and Gas Properties of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Gas Lease and/or Oil and Gas Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f)    All Oil and Gas Properties operated by the Company or any of its Subsidiaries have been operated in compliance with the applicable Oil and Gas Leases, except where the failure to so operate would not have, individually or in the aggregate, a Company Material Adverse Effect, and, except any wells for which an extension was granted by a Governmental Entity or pursuant to any applicable Law, there is no well included in the Oil and Gas Properties for which the Company or any of its Subsidiaries is currently obligated to plug and abandon pursuant to the express terms of any Oil and Gas Lease, Oil and Gas Contract or applicable Law.

(g)    Except as set forth on Schedule 4.15(g) of the Company Disclosure Letter, as of the date of this Agreement, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any agreement or contract which is binding on the Company, its Subsidiaries or any Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by the Company or any of its Subsidiary in excess of $5,000,000.

(h)    Neither the Company nor any Subsidiary of the Company is obligated by virtue of a prepayment arrangement, make up right under a production sales contract containing a “take or pay” or similar provision, production payment or any other arrangement (other than gas balancing arrangements) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Oil and Gas Properties of such Person at some future time without then or thereafter receiving the full contract price therefor.

4.16    Environmental Matters. Except for those matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)    the Company and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws, and such compliance includes holding and maintaining all Company Permits issued pursuant to Environmental Laws;

(b)    the Company and its Subsidiaries are not subject to any pending or, to the Company’s knowledge, threatened Proceeding under Environmental Laws, there is no judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator under Environmental Law outstanding against the Company or any of its Subsidiaries, and to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to give rise to any such liability or obligation;

(c)    there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned, operated or otherwise used by the Company or any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in a liability to the Company under Environmental Law;

(d)    neither the Company nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by the Company, or at or from any off-site location where Hazardous Materials from the Company’s operations have been sent for treatment, disposal storage or handling; and

(e)    there have been no environmental investigations, studies, audits, or other analyses or reports conducted during the past three (3) years by or on behalf of, or that are in the possession of, the Company or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Rice prior to the date hereof.

This Section 4.16 shall be the sole and exclusive representations regarding Company environmental matters.

4.17    Material Contracts.

(a)    Schedule 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement (provided, however, that the Company shall not be required to list any such agreements in Schedule 4.17 of the Company Disclosure Letter that are filed as exhibits to the Registration Statement):

(i)    each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)    each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with respect to which the Company reasonably expects that the Company and its Subsidiaries will make annual payments in excess of $5,000,000 (other than payments pursuant to Oil and Gas Leases in the ordinary course of business);

(iii)    each contract that constitutes a commitment relating to Indebtedness for borrowed money or the deferred purchase price of property by the Company or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000, other than agreements solely between or among the Company and its Subsidiaries;

(iv)    each contract for lease of personal property or real property (other than Oil and Gas Leases) involving aggregate payments in excess of $5,000,000 in any calendar year that are not terminable without penalty within 60 days, other than contracts related to drilling rigs;

(v)    each contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that materially restricts the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or geographic area during any period of time after the Closing;

(vi)    each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties (including Hydrocarbons) of the Company or its Subsidiaries, taken as a whole, other than contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business;

(vii)    each contract for any Derivative Transaction;

(viii)    each material partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements, affecting the Oil and Gas Properties or other properties of the Company or its Subsidiaries;

(ix)    each joint development agreement, exploration agreement, participation, farmout, farmin or program agreement or similar contract requiring the Company or any of its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $5,000,000 in the aggregate during the twelve (12)-month period following the date of this Agreement, other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(x)    any material lease or sublease with respect to a Company Material Leased Real Property;

(xi)    each agreement under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $5,000,000;

(xii)    any contract that provides for a “take-or-pay” clause or any similar prepayment obligation, acreage dedication, minimum volume commitments or capacity reservation fees to a gathering, transportation or other arrangement downstream of the wellhead, that cover, guaranty or commit volumes in excess of 20 MMcf (or, in the case of liquids, in excess of 3,000 barrels of oil equivalent) of Hydrocarbons of the Company or any of its Subsidiaries per day over a period of one month (calculated on a yearly average basis) or for a term greater than ten (10) years;

(xiii)    each contract that is a transportation, processing or similar agreement to which the Company or any Subsidiary is a party involving the transportation, processing or other treatment of more than 20 MMcf of gaseous Hydrocarbons per day, or 3,000 barrels of liquid Hydrocarbons per day;

(xiv)    any contract that would or would reasonably be expected to prevent, materially delay or materially impede the consummation of any of the Transactions;

(xv)    each agreement that contains any standstill, “most favored nation” or most favored customer provision, preferential right or rights of first or last offer, negotiation or refusal, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of its Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries or any of their respective Affiliates is subject, and is material to the business of the Company and its Subsidiaries, taken as a whole; and

(xvi)    any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award, settlement, settlement agreement, consent agreement or similar agreement with any Governmental Entity or consent of a Governmental Entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole.

(b)    Collectively, the contracts set forth in Section 4.17(a) and any customary joint operating agreements are herein referred to as the “Company Contracts.” Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each of its Subsidiaries that is a party thereto and, to the knowledge of the Company, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other Person party to any such Company Contract in breach or default thereunder. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a default under any Company Contract on the part of any of the parties thereto. As of the date hereof, neither the Company nor any Subsidiary has received written notice of termination, cancellation or material modification of any Company Contract. The Company has heretofore made available to Rice complete and correct copies of the Company Contracts as of the date hereof.

4.18    Derivative Transactions. Schedule 4.18 of the Company Disclosure Schedule contains a complete and accurate list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

4.19    Insurance. Set forth on Schedule 4.19 of the Company Disclosure Letter is a true, correct and complete list of all material insurance policies held by the Company or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Company Insurance Policies”). Each of the Material Company Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Company Insurance Policy has been made available to Rice upon Rice’s request prior to the date of this Agreement. All premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

4.20    Brokers. Except as set forth on Schedule 4.20 of the Company Disclosure Letter, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.21    Related Party Transactions. Neither the Company nor any of its Subsidiaries is party to any transaction or arrangement under which any (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any Subsidiary of the Company or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Company Related Party Transaction”).

4.22    No Additional Representations. Except for the representations and warranties made in this Article IV, no Vantage Seller nor any other Person on behalf of any Vantage Seller makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions or any of the Vantage Sellers, and each Vantage Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, no Vantage Seller nor any other Person on behalf of any Vantage Seller makes or has made any representation or warranty to Rice or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Vantage Sellers in this Article IV, any oral or written information presented to Rice or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company or any of its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RICE

Except as set forth on the disclosure letter (regardless of whether or not a reference to a particular section of such disclosure letter is contained in this Article V) dated as of the date of this Agreement and delivered by Rice to the Vantage Sellers on or prior to the date of this Agreement (the “Rice Disclosure Letter”), and except as disclosed in the Rice SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein), Rice represents and warrants to the Company as follows:

5.1    Organization, Standing and Power. Each of Rice and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Rice (a “Rice Material Adverse Effect”).

5.2    Capital Structure.

(a)    As of the date of this Agreement, the authorized capital stock of Rice consists of (a) 650,000,000 shares of Rice Common Stock and (b) 50,000,000 shares of preferred stock, par value $0.01 per share (“Rice Preferred Stock”). At the close of business on September 23, 2016: (i) 156,591,251 shares of Rice Common Stock were issued and outstanding; (ii) no shares of Rice Preferred Stock were issued and outstanding; (iii) not more than 17,500,000 shares of Rice Common Stock were reserved for future issuance pursuant to Rice’s equity compensation plans (the “Rice Stock Plan”), of which 3,789,854 shares of Rice Common Stock were subject to issuance pursuant to outstanding awards under the Rice Stock Plan (at target performance level); and (iv) no Voting Debt. All outstanding shares of Rice Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights. All outstanding shares of Rice Common Stock have been issued and granted in compliance in all material respects with (A) applicable securities Laws and other applicable Law and (B) all requirements set forth in applicable contracts. Schedule 5.2 of the Rice Disclosure Letter lists, as of September 23, 2016, all outstanding options, warrants or other rights to subscribe for, purchase or acquire from Rice or any of its Subsidiaries any capital stock of Rice or securities convertible into or exchangeable or exercisable for capital stock of Rice (and the exercise, conversion, purchase, exchange or other similar price thereof), other than, in each case, options, warrants or rights granted pursuant to the Rice Stock Plans. All outstanding shares of capital stock of the Subsidiaries of Rice that are owned by Rice, or a direct or indirect wholly-owned Subsidiary of Rice, are free and clear of all Encumbrances and are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except as set forth in this Section 5.2, on Schedule 5.2 of the Rice Disclosure Letter or stock grants or other awards granted in accordance with Section 6.2(b)(ii), there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of Rice; (2) no securities of Rice or any Subsidiary of Rice convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Rice, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Rice or any Subsidiary of Rice is a party or by which it is bound in any case obligating Rice or any Subsidiary of Rice to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock of Rice or any Voting Debt or other voting securities of Rice, or obligating Rice or any Subsidiary of Rice to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 5.2 of the Rice Disclosure Letter, there are not any stockholder agreements, voting trusts or other agreements to which Rice is a party or by which it is bound relating to the voting of any shares of the capital stock of Rice. As of the date of this Agreement, Rice has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2 of the Rice Disclosure Letter.

(b)    At Closing, the Rice Appalachia Units to be issued to the Vantage Sellers as Equity Consideration and to Rice as set forth in the LLC Agreement will be duly authorized, validly issued, fully paid and non-assessable (except to the extent nonassessability may be affected by Section 18-607 of the Delaware LLC Act) and the Rice Appalachia Units, except as set forth in the LLC Agreement, will not be subject to preemptive rights. At the Closing, there will be no Interests issued or outstanding in Rice Appalachia other than the Rice Appalachia Units issued to the Vantage Sellers and Rice at Closing. The Rice Appalachia Units will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts. At Closing, the Class A Preferred Stock to be issued to the Vantage Sellers will be duly authorized, validly issued, fully paid and non-assessable and such Class A Preferred Stock will not be subject to preemptive rights. Such Class A Preferred Stock will be issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all requirements set forth in applicable contracts.

5.3    Authority; No Violations, Consents and Approvals.

(a)    Rice has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Rice and the consummation by Rice of the Transactions have been duly authorized by all necessary corporate action on the part of Rice. This Agreement has been duly executed and delivered by Rice and, assuming this Agreement constitutes the valid and binding obligation of all the other parties, constitutes a valid and binding obligation of Rice enforceable in accordance with its terms, subject as to enforceability to Creditors’ Rights.

(b)    The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Rice or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Rice or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (i) the Organizational Documents of Rice or any of its Subsidiaries, (ii) except as set forth on Schedule 5.3(b) of the Rice Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Rice or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.4 are duly and timely obtained or made, any Law applicable to Rice or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such violations, defaults, acceleration, losses, or Encumbrances that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Neither Rice nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Organizational Documents of Rice or any of its Subsidiaries or (ii) except as set forth on Schedule 5.3(c) of the Rice Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Rice or any of its Subsidiaries is now a party or by which Rice or any of its Subsidiaries or any of their respective properties or assets is bound, except for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    No consent or approval from any third party under any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Rice or any of its Subsidiaries is now a party or by which Rice or any of its Subsidiaries or any of their respective properties or assets is bound is required to be obtained or made by Rice or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Rice or the consummation by Rice of the Transactions, except for any such consent or approval set forth on Schedule 5.3(d) of the Rice Disclosure Letter.

5.4    Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by Rice or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Rice or the consummation by Rice of the Transactions except for: (a) if required by the HSR Act, the filing of a HSR Act notification and report form by Rice or its ultimate parent entity and the expiration or termination of the applicable HSR Act waiting period; (b) such filings and approvals as may be required by any applicable state securities or “blue sky” laws; and (c) any such consent approval, order, authorization, registration, filing or permit that the failure to obtain or make has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

5.5    SEC Documents.

(a)    Since January 1, 2015, each of Rice and Rice MLP has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act (such forms, reports, schedules and statements, the “Rice SEC Documents”). As of their respective dates, each of the Rice SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Rice SEC Documents, and none of the Rice SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements of Rice and Rice MLP included in the Rice SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Rice and its consolidated Subsidiaries and of Rice MLP and its consolidated subsidiaries, as applicable, as of their respective dates and the results of operations and the cash flows of Rice and its consolidated Subsidiaries and of Rice MLP and its consolidated subsidiaries, as applicable, for the periods presented therein.

(c)    None of Rice or its Subsidiaries is a party to, nor has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any agreement relating to any transaction or relationship between or among one or more of Rice and its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, Rice or any of its Subsidiaries in Rice’s or such Subsidiary’s published financial statements or other Rice SEC Documents.

(d)    Each of Rice and Rice MLP keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. Each of Rice and Rice MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by each of Rice and Rice MLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

5.6    Absence of Certain Changes or Events.

(a)    Since December 31, 2015, there has not been any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Rice Material Adverse Effect.

(b)    From December 31, 2015 through the date of this Agreement, Rice and its Subsidiaries have conducted their business in the ordinary course of business in all material respects.

5.7    No Undisclosed Material Liabilities. There are no liabilities of Rice or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities adequately provided for on the balance sheet of Rice dated as of June 30, 2016 (including the notes thereto) contained in Rice’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016; (b) liabilities adequately provided for on the balance sheet of Rice MLP dated as of June 30, 2016 (including the notes thereto) contained in Rice MLP’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016; (c) liabilities incurred in the ordinary course of business subsequent to June 30, 2016; (d) liabilities for fees and expenses incurred in connection with the Transactions; (e) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; and (f) liabilities which have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

5.8    Company Permits; Compliance with Applicable Laws.

(a)    Rice and its Subsidiaries hold all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of their respective businesses (the “Rice Permits”), except where the failure to so hold has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. Rice and its Subsidiaries are in compliance with the terms of the Rice Permits, except where the failure so to comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. The businesses of Rice and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any applicable Law, except for violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. To the knowledge of Rice no investigation or review by any Governmental Entity with respect to Rice or any of its Subsidiaries is pending or threatened, other than those the outcome of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

(b)    Except with respect to compensation and benefits matters (which are provided for in Section 5.10), labor and employment matters (which are provided for in Section 5.11), Tax matters (which are provided for in Section 5.12) and environmental matters (which are provided for in Section 5.16), Rice and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. Neither Rice nor any of its Subsidiaries has received any written communication since December 31, 2015 from a Governmental Entity that alleges that Rice or a Subsidiary of Rice is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Rice Material Adverse Effect

5.9    Litigation. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of the Rice, threatened against the Rice or any of its Subsidiaries or (b) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Rice or any of its Subsidiaries. To the knowledge of Rice, as of the date hereof, no officer or director of Rice or any of its Subsidiaries is a defendant in any material Proceeding in connection with his or her status as an officer or director of Rice or any Subsidiary of Rice. There is no judgment, settlement, order, decision, direction, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity against or with respect to Rice or any of its Subsidiaries in effect to which any of Rice or any of its Subsidiaries is a party or subject that materially interferes with, or would be reasonably likely to materially interfere with, the business of Rice or any of its Subsidiaries as currently conducted.

5.10    Compensation; Benefits.

(a)    Each Rice Group Plan has been maintained in compliance with all applicable Laws, except where the failure to so comply has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

(b)    As of the date of this Agreement, there are no material actions, suits or claims or administrative proceedings pending (other than routine claims for benefits) or, to the knowledge of Rice, threatened against, or with respect to, any of the Rice Group Plans.

(c)    All material contributions required to be made to the Rice Group Plans pursuant to their terms as of the date this representation is made have been timely made.

(d)    There are no material unfunded benefit obligations with respect to the Rice Group Plans that have not been properly accrued for in Rice’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(e)    Each Rice Group Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Except as would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect, (i) no event has occurred and no condition exists that would subject Rice or any of its Subsidiaries to any Tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Rice Group Plan.

(f)    Neither Rice nor any of its Subsidiaries has incurred any current or projected liability in respect of (and no Rice Group Plan provides for any) post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise Tax under Section 4980B of the Code.

5.11    Labor Matters.

(a)    As of the date of this Agreement, (i) neither Rice nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with any labor union or similar representative of employees, (ii) there is no pending union representation petition involving employees of Rice or any of its Subsidiaries, and (iii) there is no pending, or to the Company’s knowledge, threatened material activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)    As of the date of this Agreement, there is no material unfair labor practice, charge or material grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance proceeding against Rice or any of its Subsidiaries pending, or, to the knowledge of the Rice, threatened.

(c)    As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Rice, threatened, against or involving Rice or any of its Subsidiaries.

(d)    Rice and each of its Subsidiaries are, as of the date of this Agreement, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there are no Proceedings pending or, to the knowledge of the Rice, threatened against Rice or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. As of the date of this Agreement, neither the Rice nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation that has had or would be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

5.12    Taxes.

(a)    All material Tax Returns required to be filed by or with respect to Rice and its Subsidiaries have been duly and timely filed (taking into account any valid extensions of time for filing) with the appropriate Governmental Entity, and all such Tax Returns were true, correct and complete in all material respects. All material Taxes owed by Rice and its Subsidiaries (or for which the Company and its Subsidiaries may be liable) that are or have become due have been timely paid in full (regardless of whether shown on any Tax Return). All material withholding Tax requirements imposed on or with respect to Rice and its Subsidiaries have been satisfied in full. There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of Rice and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)    There is no material Proceeding now pending against Rice or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written material adjustment with respect to a Tax Return or written claim for material additional Tax been received by Rice or any of its Subsidiaries that is still pending.

(c)    There is not in force any waiver or agreement for any extension of time for the assessment, collection or payment of any material Tax by Rice or any of its Subsidiaries.

(d)    There is no outstanding material claim, assessment or deficiency against Rice or any of its Subsidiaries for any Taxes that has been asserted in writing by any Governmental Entity.

(e)    No written claim has been made by any Governmental Entity to Rice or any of its Subsidiaries in a jurisdiction where Rice or such Subsidiary, as applicable, does not currently file a Tax Return that it is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Rice or any of its Subsidiaries.

(f)    Neither Rice nor any of its Subsidiaries (i) is a party to any material agreement or arrangement relating to the apportionment, sharing, assignment or allocation of

Taxes (not including an agreement or arrangement solely among the members of a group the common parent of which is Rice) or (ii) has been a member of an affiliated group filing a consolidated income Tax Return (other than of a group the common parent of which is Rice) or has any liability for the Taxes of any Person (other than Rice or any of its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise (in the case of both clause (i) and (ii), other than any customary Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax).

(g)    Neither Rice nor any of its Subsidiaries has (i) participated, or is currently participating, in any listed transactions or any other reportable transactions within the meaning of Treas. Reg. § 1.6011-4(b), or (ii) engaged or is currently engaging in any transaction that gives rise to a registration obligation under Section 6111 of the Code or a list maintenance obligation under Section 6112 of the Code.

(h)    Neither Rice nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (or a successor thereto) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code that is reasonably likely to result in the imposition of Tax on Rice or any of its Subsidiaries under Section 355(e) of the Code as a result of the transactions contemplated by this Agreement.

(i)    Rice Appalachia is treated as an entity disregarded as separate from Rice for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3, and each of its Subsidiaries is treated as an entity disregarded as separate from Rice or is classified as a partnership for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3.

(j)    Rice MLP is classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly classified as such since its formation.

This Section 5.12 shall be the sole and exclusive representations regarding Rice Tax matters.

5.13    Intellectual Property. Rice and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of each of Rice and its Subsidiaries as presently conducted (collectively, the “Rice Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. To the knowledge of Rice, the use of the Rice Intellectual Property by Rice and its Subsidiaries in the operation of the business of each of Rice and its Subsidiaries as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect. Rice and its Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets used in the businesses of each of Rice and its Subsidiaries as presently conducted, except where failure to do so has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

5.14    Real Property. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect, and except with respect to any of Rice’s Oil and Gas Properties, (a) Rice and its Subsidiaries have good, valid and defensible title to all material real property owned by Rice or any of its Subsidiaries (collectively, the “Rice Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements, including easements and rights-of-way) by Rice or any Subsidiary of Rice (collectively, including the improvements thereon, the “Rice Material Leased Real Property”) free and clear of all Encumbrances (other than Permitted Encumbrances), (b) each agreement under which Rice or any Subsidiary of Rice is the landlord, sublandlord, tenant, subtenant, or occupant with respect to the Rice Material Leased Real Property (each, a “Rice Material Real Property Lease”) to the knowledge of Rice is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Rice nor any of its Subsidiaries, or to the knowledge of Rice, any other Person party thereto, has received written notice of any default under any Rice Material Real Property Lease, and a true, correct and complete copy of each Rice Material Real Property Lease (other than easements and rights-of-way) has been made available to the Company prior to the date hereof, and (c) as of the date of this Agreement, there does not exist any pending or, to the knowledge of Rice, threatened, condemnation or eminent domain proceedings that affect any of Rice’s Oil and Gas Properties, Rice Owned Real Property or Rice Material Leased Real Property.

5.15    Oil and Gas Matters.

(a)    Except as has not had and would not be reasonably likely to have a Rice Material Adverse Effect and except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report prepared by Netherland, Sewell & Associates Inc. (the “Rice Independent Petroleum Engineers”) relating to the Rice interests referred to therein as of December 31, 2015 (the “Rice Reserve Report”) or (ii) reflected in the Rice Reserve Report or in the Rice SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Rice and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Rice Reserve Report and in each case as attributable to interests owned by Rice and its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances). For purposes of the foregoing sentence, “good and defensible title” means that Rice’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them as reflected in the Rice Reserve Report) (1) entitles Rice (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Rice Reserve Report of all hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Rice (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Rice Reserve Report for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Rice Reserve Report for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)    Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Rice Material Adverse Effect, the factual, non-interpretive data supplied by Rice to the Rice Independent Petroleum Engineers relating to the Rice interests referred to in the Rice Reserve Report, by or on behalf of Rice and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Rice and its Subsidiaries in connection with the preparation of the Rice Reserve Report was, as of the time provided, accurate in all respects. To the Rice’s knowledge, there are no material errors in the assumptions and estimates provided by Rice and its Subsidiaries in connection with the preparation of the Rice Reserve Report. Except for any such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Rice Material Adverse Effect, the oil and gas reserve estimates of Rice set forth in the Rice Reserve Report are derived from reports that have been prepared by the Rice Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Rice at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Rice Reserve Report that has had or would be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect.

(c)    Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect, all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid and (iii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Rice or any of its Subsidiaries have been timely and properly paid, (iv) none of Rice or any of its Subsidiaries (and, to the Rice’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Rice or any of its Subsidiaries and (iv) none of Rice or any of its Subsidiaries has received written notice from any other party to any such Oil and Gas Lease that Rice or any of its Subsidiaries is in breach or default under any Oil and Gas Lease.

5.16    Environmental Matters. Except for those matters that have not had and would not be reasonably likely to have, individually or in the aggregate, a Rice Material Adverse Effect:

(a)    Rice and its Subsidiaries and their respective operations and assets are in compliance with Environmental Laws, and such compliance includes holding and maintaining all Company Permits issued pursuant to Environmental Laws;

(b)    Rice and its Subsidiaries are not subject to any pending or, to Rice’s knowledge, threatened Proceeding under Environmental Laws, and there is no judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator under Environmental Law outstanding against Rice or any of its Subsidiaries, and to the knowledge of Rice, there are no facts or circumstances that could reasonably be expected to give rise to any such liability or obligation;

(c)    there have been no Releases of Hazardous Materials at any property currently or, to the knowledge of Rice, formerly owned, operated or otherwise used by Rice or any of its Subsidiaries, or, to the knowledge of Rice, by any predecessors of Rice or any Subsidiary of Rice, which Releases are reasonably likely to result in a liability to Rice under Environmental Law;

(d)    neither Rice nor any of its Subsidiaries has received any written notice asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, or otherwise used by Rice, or at or from any off-site location where Hazardous Materials from Rice’s operations have been sent for treatment, disposal storage or handling; and

(e)    there have been no environmental investigations, studies, audits, or other analyses or reports conducted during the past three (3) years by or on behalf of, or that are in the possession of, Rice or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Rice prior to the date hereof.

This Section 5.16 shall be the sole and exclusive representations regarding environmental matters.

5.17    Material Contracts.

(a)    Any contract to which Rice, Rice MLP or any of their respective Subsidiaries is party that (i) is required to be filed with the SEC in the Rice SEC Documents pursuant to the Exchange Act or (ii) will be required to be filed with the SEC in any subsequent Rice SEC Documents pursuant to the Exchange Act (such contracts, collectively, the “Rice Contracts”) is either filed as an exhibit to the Rice SEC Documents or is set forth on Schedule 5.17 of the Rice Disclosure Letter.

(b)    Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Rice Material Adverse Effect, each Rice Contract is legal, valid, binding and enforceable in accordance with its terms on Rice, Rice MLP and each of their respective Subsidiaries that is a party thereto and, to the knowledge of Rice, each other Person party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Rice Material Adverse Effect, neither Rice, Rice MLP nor any of their respective Subsidiaries is in breach or default under any Rice Contract nor, to the knowledge of Rice, is any other Person party to any such Rice Contract in breach or default thereunder. Except as has not had and would not be reasonably likely to result in, individually or in the aggregate, a Rice Material Adverse Effect, to the knowledge of Rice, no event has occurred which, with notice or lapse of time or both, would constitute a default under any Rice Contract on the part of any of the parties thereto. As of the date hereof, neither Rice, Rice MLP nor any of their respective Subsidiaries has received written notice of termination, cancellation or material modification of any Rice Contract. Rice has heretofore made available to the Vantage Sellers complete and correct copies any Rice Contract that is not filed as an exhibit to the Rice SEC Documents as of the date hereof.

5.18    Insurance. Set forth on Schedule 5.18 of the Rice Disclosure Letter is a true, correct and complete list of all material insurance policies held by Rice or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Rice Insurance Policies”). Each of the Material Rice Insurance Policies is in full force and effect on the date of this Agreement and a true, correct and complete copy of each Material Rice Insurance Policy has been made available to the Company upon the Company’s request prior to the date of this Agreement. All premiums payable under the Material Rice Insurance Policies prior to the date of this Agreement have been duly paid to date. As of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Rice Insurance Policy.

5.19    Brokers. Except for the fees and expenses payable to Evercore Group L.L.C., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Rice.

5.20    No Stockholder Approval. The Transactions contemplated hereby, taken together with any transactions consummated by Rice as permitted by Article VI, do not require any vote of the stockholders of Rice under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the Rice Common Stock is then listed) or the Organizational Documents of Rice.

5.21    Listing. The issued and outstanding shares of Rice Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “RICE”. There is no suit, action, proceeding or investigation pending or, to the knowledge of Rice, threatened against Rice by the NYSE or the SEC with respect to any intention by such entity to deregister the Rice Common Stock or prohibit or terminate the listing of Rice Common Stock on the NYSE. Rice has taken no action that is designed to terminate the registration of Rice Common Stock under the Exchange Act.

5.22    Related Party Transactions. Neither Rice, Rice MLP nor any of their respective Subsidiaries is party to any transaction or arrangement under which any (i) present or former executive officer or director of Rice, Rice MLP or any of their respective subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the Interests of Rice or Rice MLP, as applicable, or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Rice, Rice MLP or any of their respective Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Rice or Rice MLP pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act and has not been disclosed in the Rice SEC Documents within the time periods required under the Exchange Act.

5.23    Rice Appalachia. Rice owns 100% of the Interests in Rice Appalachia. Rice owns no Interests other than Interests in Rice Appalachia and no assets other than such Interests and other de minimis assets.

5.24    Rice Financing. Rice has provided to the Vantage Sellers a true and complete copy of an executed commitment letter, dated as of the date of this Agreement (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, the “Debt Commitment Letter”), from Wells Fargo Securities, LLC and Barclays Bank PLC (collectively, the “Lenders”) providing for the establishment of a reserve-based borrowing facility at Rice Appalachia. The Debt Commitment Letter in the form so provided on the date hereof is in full force and effect. Assuming the accuracy of the representations and warranties set forth in Article III and Article IV in all material respects and the performance by the Vantage Sellers of their obligations under this Agreement and subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2, as of the date hereof, Rice has no reason to believe that any of the conditions to the financing contemplated by the Debt Commitment Letter will not be satisfied on the Closing Date or that such financing or any portion thereof will otherwise not be available to Rice on the Closing Date.

5.25    No Additional Representations.

(a)    Except for the representations and warranties made in this Article V, neither Rice nor any other Person on behalf of Rice makes any express or implied representation or warranty with respect to Rice or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Rice hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Rice nor any other Person on behalf of Rice makes or has made any representation or warranty to the Vantage Sellers or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Rice or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Rice in this Article V, any oral or written information presented to the Vantage Sellers or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Rice or any of its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(b)    Notwithstanding anything contained in this Agreement to the contrary, Rice acknowledges and agrees that (i) neither any Vantage Seller nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Vantage Sellers in Articles III and IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Rice, or any of its Representatives and (ii) Rice is not relying on any representations or warranties of the Vantage Sellers or of any other Person other than the representations and warranties expressly given by the Vantage Sellers in Articles III and IV. Without limiting the generality of the foregoing, Rice acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Rice or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions), and any use of or reliance by Rice on such projections, forecasts, estimates, budgets or prospect information shall be at its sole risk.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1    Conduct of Company Business Pending the Closing. Except (a) as set forth on Schedule 6.1 of the Company Disclosure Letter, (b) as expressly contemplated or permitted by this Agreement (including in connection with the Restructuring), (c) as may be required by applicable Law or the terms of any Company Group Plan or in response to any comment letter from the SEC or (d) as may be required in response to emergency situations, provided, however, that the Vantage Sellers promptly notify Rice of the same, or (e) as otherwise consented to by Rice in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)    the Vantage Sellers covenant and agree that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, they shall cause the Company and each of its Subsidiaries to conduct the Company’s businesses in the ordinary course and shall use commercially reasonable efforts to preserve intact the Company’s present business organization, maintain in effect material Oil and Gas Properties of the Company and its Subsidiaries and Company Permits, retain the Company’s current officers, and preserve the Company’s relationships with its key customers and suppliers; and

(b)    without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, the Vantage Sellers shall cause the Company and its Subsidiaries not to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Interests in the Company or its Subsidiaries except for dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company and, with respect to the Company, tax distributions in the ordinary course of business; (B) split, combine or reclassify any Interests in the Company or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any Interests in the Company, except as required by the terms of any Interest of a Subsidiary, as such terms are in effect as of the date hereof;

(ii)    offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Interests in the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such Interests, other than issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s Interests to the Company or any other wholly-owned Subsidiary of the Company;

(iii)    amend or propose to amend the Company’s Organizational Documents or the Organizational Documents of any of the Company’s Subsidiaries;

(iv)    (A) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement, (2) acquisitions for which the consideration does not exceed $10,000,000 in the aggregate and (3) acquisitions, swaps and licenses in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries), except for (1) loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business consistent with past practices, and (2) capital contributions to, or investments in, any Person not in excess of $10,000,000 in the aggregate;

(v)    sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets or properties, other than (A) pursuant to an agreement of the Company or any of its Subsidiaries in effect on the date of this Agreement and set forth on Schedule 6.1(b)(v) of the Company Disclosure Letter or (B) sales, swaps, leases or dispositions (1) for which the consideration is $5,000,000 or less or (2) made in the ordinary course of business;

(vi)    consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(vii)    change in any material respect their material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements;

(viii)    except as otherwise done pursuant to an acquisition permitted by Section 6.1(b)(iv), in the ordinary course of business, consistent with past practices (where applicable), or as required by a change in applicable Law, (A) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such binding election), (B) settle or compromise any material Proceeding relating to Taxes, except where the amount of such settlement or compromise does not exceed the lesser of 10% of the reserve for such matter on the Company financial statements or $250,000, or (C) change in any material respects any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years;

(ix)    (A) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers, employees or independent contractors other than regular periodic increases consistent with past practice or as required by an existing Company Group Plan; provided, however, that nothing in this Section 6.1(b)(ix)(A) shall restrict the payment in the ordinary course of business of any bonuses or other incentive payments accrued for performance periods ending prior to the Closing Date so long as such bonuses are accrued, calculated and paid reasonably and in a manner consistent with past practices and not as a result of or in connection with the transactions contemplated by this Agreement; (B) enter into any new, or amend any existing, employment, severance, retention, change in control or termination agreement with any director, officer, employee or independent contractor; (C) terminate, establish or become obligated under any collective bargaining agreement or any material Company Group Plan or other Employee Benefit Plan, or amend any such plan or arrangement if such amendment would have the effect of materially enhancing any benefits or increasing the costs of providing benefits thereunder; (D) fund (or agree to fund) any compensation or benefits, including through a “rabbi” or similar trust; (E) hire any new management-level employee or independent contractor other than in the ordinary course of business; or (F) with respect to the Company and its Subsidiaries, allow any of the Vantage Sellers or any of their Affiliates to do any of the foregoing; in the case of each of the foregoing clauses (A) through (F), other than as required by applicable Law (including as may be required pursuant to the terms of an existing agreement) or the existing terms of a Company Group Plan or as would not result in material liability to Rice or to the Company or its Subsidiaries or materially increase any obligation of Rice under Section 6.6;

(x)    incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person or create any Encumbrances on any property or assets of the Company or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing shall not restrict the (A) incurrence of Indebtedness (1) under existing credit facilities, (2) for extensions, renewals or refinancings of existing Indebtedness (including related premiums and expenses), (3) additional borrowings in an amount not to exceed $10,000,000 in the aggregate, or (4) by the Company that is owed to any wholly-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or a wholly-owned Subsidiary of the Company, or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above;

(xi)    (A) enter into any contract that would be a Company Contract other than in the ordinary course of business consistent with past practice, or (B) modify, amend, terminate or assign, waive or assign any material right or benefit under, any Company Contract other than in the ordinary course of business consistent with past practice;

(xii)    settle or offer or propose to settle, any Proceeding (other than a Proceeding relating to Taxes) involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its

Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (A) involves a material conduct remedy or material injunctive or similar relief or (B) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries;

(xiii)    authorize or make capital expenditures that are in the aggregate greater than $75,000,000, except for capital expenditures to repair damage resulting from insured casualty events where there is a reasonable basis for a claim of insurance or made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(xiv)    fail to use reasonable best efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(xv)    take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions;

(xvi)    enter into or amend any Company Related Party Transaction, other than in the ordinary course of business consistent with past practice; or

(xvii)    agree or commit to take any action that is prohibited by this Section 6.1(b).

6.2    Conduct of Rice Business Pending the Closing. Except (a) as set forth on Schedule 6.2 of the Rice Disclosure Letter, (b) as expressly contemplated or permitted by this Agreement, (c) as may be required by applicable Law or the terms of any Rice Group Plan or in response to any comment letter from the SEC or (d) as may be required in response to emergency situations, provided, however, that Rice promptly notifies the Vantage Sellers of the same, or (e) as otherwise consented to by the Vantage Sellers in writing (which consent shall not be unreasonably withheld, delayed or conditioned):

(f)    Rice covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to conduct the Company’s businesses in the ordinary course and shall use commercially reasonable efforts to preserve intact the Company’s present business organization, maintain in effect material Oil and Gas Properties of the Company and its Subsidiaries and Rice Permits, retain the Company’s current officers, and preserve the Company’s relationships with its key customers and suppliers; and

(g)    without limiting the generality of the foregoing, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, Rice shall not, and shall cause its Subsidiaries not to:

(i)    (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in,

Rice or its Subsidiaries, except for dividends and distributions (1) by a direct or indirect Subsidiary of Rice to Rice or a direct or indirect Subsidiary of Rice (2) pursuant to the Organizational Documents of Rice or its Subsidiaries as in effect on the date hereof or (3) by Rice MLP to its unitholders; (B) split, combine or reclassify any capital stock of, or other equity interests in, Rice or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Rice, except as required by the terms of any capital stock or equity interest of a Subsidiary or as contemplated by any director compensation plan, Employee Benefit Plan or employment agreement of Rice in each case existing as of the date hereof;

(ii)    with respect to any Subsidiary of Rice, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, such Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (x) the issuance of common units by Rice MLP, (y) any issuance by a direct or indirect Subsidiary of Rice to Rice or a direct or indirect Subsidiary of Rice or (z) payments of distributions in equity interests by Rice Midstream Holdings LLC to its investors as permitted by its Organizational Documents;

(iii)    amend or propose to amend Rice’s Organizational Documents;

(iv)    consummate, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Rice or any of its Significant Subsidiaries;

(v)    change in any material respect their material accounting principles, practices or methods, except as required by GAAP or statutory accounting requirements or similar principles in non-U.S. jurisdictions or as disclosed in any Rice SEC Document;

(vi)    take any action or fail to take any action that would reasonably be expected to cause Rice MLP to be treated, for U.S. federal income Tax purposes, as a corporation; or

(vii)    agree or commit to take any action that is prohibited by clauses (i) through (vii) of this Section 6.2(b).

6.3    Other Covenants.

(a)    Each Vantage Seller covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it will not take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the Transactions.

(b)    Rice covenants and agrees that, until the earlier of the Closing and the termination of this Agreement pursuant to Article VIII, it will not, and it will cause its Subsidiaries not to, take any action that would or would reasonably be expected to hinder, prevent, delay or interfere with, in any manner, the Closing and the consummation of the

Transactions. Further, Rice covenants and agrees to take all actions necessary to cause (i) the Certificate of Designation to be duly adopted and authorized by Rice, (ii) the execution of the Debt Assumption Agreement by Rice and Rice Appalachia, (iii) the size of the Board of Directors of Rice to be increased by one and (iv) the appointment of a designee of Quantum to Class I of the Board of Directors of Rice effective immediately following the Closing.

(c)    Prior to the Closing, the Vantage Sellers shall cause the Restructuring to be consummated consistent with the structure and steps as more particularly set forth in Annex A and in compliance with the Delaware LLC Act and other applicable Laws.

(d)    Prior to the Closing, the Vantage Sellers covenant and agree to cause all of the issued and outstanding Interests in Management Company to be assigned to the Vantage Sellers or any Affiliate of the Vantage Sellers.

(e)    Rice shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all appropriate action and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate the financing contemplated by the Debt Commitment Letter at the Closing.

(f)    Rice shall keep the Vantage Sellers informed on a timely basis and in reasonable detail of the status of its efforts to arrange the debt financing contemplated by the Debt Commitment Letter and any material developments relating to such debt financing. Without limiting the foregoing, Rice shall give the Vantage Sellers prompt notice upon becoming aware of any material breach of the Debt Commitment Letter by a party thereto or any termination thereof.

(g)    Prior to Closing, Rice shall (i) take all actions reasonably necessary to cause the exchange of Rice Appalachia Units for shares of Rice Common Stock to be exempt under Section 16(b) of the Exchange Act, including any actions reasonably necessary pursuant to Rule 16b-3 under the Exchange Act and (ii) adopt a resolution of the Board of Directors of Rice providing a corporate opportunity waiver with respect to the designee of the Vantage Sellers on terms substantially consistent with those set forth in Article Tenth of the Amended and Restated Certificate of Incorporate of Rice dated January 29, 2014.

(h)    Prior to the Closing, Rice shall, and shall cause Rice Appalachia to, take such actions as are necessary to cause all Indebtedness of Rice to be assumed by Rice Appalachia, including consummating the transactions contemplated by the Debt Assumption Agreement.

6.4    Access to Information.

(a)    Each party shall, and shall cause each of its Subsidiaries to, afford to the other parties and their respective managers, officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives, including, with respect to Rice, the Financing Sources and their legal advisors (collectively, the “Representatives”), during the period prior to the earlier of the Closing and the termination of this Agreement pursuant to the terms of Section 8.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other parties and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the other parties. Each party and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the other parties or their respective Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the other parties and their respective Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 6.4, each party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other parties or any of their respective Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement. Notwithstanding the foregoing, each party shall not have access to personnel records of the other parties or any of their respective Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject the other parties or any of their respective Subsidiaries to risk of liability. Each party shall be permitted to conduct non-invasive environmental assessments, including without limitation any Phase I environmental site assessments in accordance with ASTM Standard E1527-13, but shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of the other parties or their respective Subsidiaries without the prior written consent of such other party, which may be granted or withheld in such other party’s sole discretion. Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.4 for any purpose unrelated to the consummation of the Transactions.

(b)    The Confidentiality and Non-Disclosure Agreement dated as of September 21, 2016, by and among Vantage I, Vantage II and Rice (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. All information provided to any party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined under the Confidentiality Agreement. The Vantage Sellers agree to comply, and to use their reasonable best efforts to cause their Representatives to comply, with the provisions of the Confidentiality Agreement with respect to the use and disclosure of Confidential Information as if they were a receiving party of such information thereunder.

6.5    HSR and Other Approvals.

(a)    Each of the parties shall: (i) use reasonable best efforts to cooperate with each other in timely making all filings required under this Agreement to complete the Transactions, (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Entities as necessary or appropriate to consummate the Transactions, and (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Agency. Nothing in this Section 6.5(a) shall require either party to share information reflecting the value of the Transactions or subject to any applicable privilege unless the parties have entered into a mutually agreeable joint defense agreement.

(b)    If a filing is required by the HSR Act, Rice shall or shall cause its ultimate parent entity and the Vantage Sellers shall or shall cause their ultimate parent entities: (i) as promptly as practicable and in any event no later than ten (10) days after the date of this Agreement, to file, or cause to be filed (and not withdraw), a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) in connection with the Transactions; and (ii) to use its reasonable best efforts to (A) respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (B) cause the waiting period under the HSR Act to terminate or expire at the earliest possible date but in no event later than the End Date, and (C) avoid each and every impediment under the HSR Act with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event not later than the End Date).

(c)    The Vantage Sellers and Rice shall not take any action that would hinder or delay the obtaining of clearance or the expiration of the required waiting period under the HSR Act.

6.6    Employee Matters.

(a)    Rice or its designated Affiliate will have the right extend offers of employment (each an “Offer”) to the employees of Vantage Energy Management Company (“Vantage Personnel”), other than those employees identified on Schedule 6.6(a) of the Company Disclosure Letter, which employment shall become effective as of 12:01 am Mountain Time on the Closing Date. Such Vantage Personnel who accept such offers of employment from Rice and become employees of Rice or its designated Affiliate as of the Closing Date are hereinafter referred to as the “Rehired Employees.” The Management Company shall terminate the employment of each of the Rehired Employees, effective as of the Closing Date. Any Offers made pursuant to this Section 6.6(a) shall contain such terms and conditions as are consistent with this Section 6.6(a). On or before the date that is 30 days after the date of this Agreement, Rice will notify the Vantage Sellers in writing (such writing, the “Rehired Employee Disclosure”) of which Vantage Personnel will receive an Offer, which Offers will be consistent with the terms set forth in this Section 6.6 and conditioned on the Vantage Personnel’s remaining employed by the Management Company or one of its Affiliates through the Closing.

(b)    The Vantage Sellers shall be solely responsible for, and shall pay when due, the Vantage Employment Liabilities, including with respect to the Company Group Plans and all obligations and liabilities thereunder. Rice shall not assume any of the Company Group Plans or any obligation or liability thereunder. The Vantage Sellers agree to pay and satisfy (or cause the Management Company or any of its post-Closing Affiliates to pay and satisfy) all accrued vacation pay to the Rehired Employees required to be paid under applicable Law within 10 Business Day following the termination of their employment with the Management Company or within such earlier time as may be required by applicable Law. Rice shall be solely responsible for, and shall indemnify and hold harmless the Vantage Sellers and their respective Affiliates with respect to, any and all loss, liability and expense (including Taxes, penalties, judgments, fines, amounts paid or to be paid in settlement, costs of investigation and preparations, and fees, expenses, and disbursements of attorneys) arising out of or in connection with (i) the employment of the Rehired Employees or the termination thereof arising at any time and (ii) the employee selection and employee offer process pursuant to Section 6.6(a), including with respect to any claim of discrimination or other unlawful action or omission by Rice or any of its Affiliates in such selection and offer process. Without limiting the foregoing, Rice shall ensure that each Rehired Employee receives an annual bonus in respect of the calendar year in which the Closing Date occurs in an amount that is at least equal to the target bonus such Rehired Employee is eligible to receive under the applicable bonus arrangement applicable to such Rehired Employee immediately prior to the Closing.

(c)    For a period of six months following the Closing Date or such shorter period as a Rehired Employee is employed with Rice or its Affiliates, Rice or one of its Affiliates shall ensure that each Rehired Employee, is provided with (i) levels of base salary or base wage rate and bonus opportunities no less favorable than those set forth on the schedule provided to Rice by the Vantage Sellers as soon as practicable following the date hereof, but in no event later than 5 Business Days following the date hereof, and (ii) other compensation and employee benefits, including incentive and bonus opportunities as are substantially comparable in the aggregate to those in effect for such Rehired Employees immediately prior to the Closing Date, excluding equity compensation and long-term incentives, with the form of such other compensation and employee benefits to be determined by Rice in its discretion.

(d)    The Vantage Sellers agree to cause the accrued benefits and account balances of Rehired Employees under the 401(k) plan sponsored, maintained or otherwise made available by Vantage Management to be 100% vested effective as of the Closing Date and to cause such plan to allow for the rollover of such account balances to a 401(k) plan maintained by Rice or one of its Affiliates, including, if requested and to the extent permitted under the applicable 401(k) plans, outstanding plan loans which, upon such request, the Vantage Sellers agree will not be placed into default.

(e)    If a Rehired Employee’s employment with Rice or one of its post-Closing Affiliates, as applicable (each, a “Continuing Employer”), is terminated during the six-month period following the Closing Date pursuant to an Involuntary Termination (as defined below), then the Continuing Employer shall provide severance to such Rehired Employee in an amount equal to the sum of (i) six months’ worth of such Rehired Employee’s base salary or base wage rate and (ii) half of such Rehired Employee’s target level annual bonus opportunity for the calendar year in which the termination of such Rehired Employee’s employment occurs (or, if no such annual bonus opportunity exists, half of the amount of the annual bonus, if any, paid to such Rehired Employee for the immediately preceding year), paid in a lump sum cash payment no later than 60 days following the date of the termination of such Rehired Employee’s employment. For purposes of this Section 6.6(d), “Involuntary Termination” means, with respect to a Rehired Employee, any termination of such Rehired Employee’s employment with Rice or its post-Closing Affiliates that does not result from a resignation by such Rehired Employee. Notwithstanding the foregoing, the term “Involuntary Termination” shall not include a termination as a result of (1) death or disability, as determined under the long-term disability plan in which such Rehired Employee participates (or, if such Rehired Employee does not participate in any long-term disability plan, as determined under the long-term disability plan maintained by the entity employing such Rehired Employee for similarly situated employees, as if such Rehired Employee participated in such plan), or (2) for bona-fide performance related reasons or due to such Rehired Employee’s (I) willful misconduct or material failure to perform material employment-related duties, (II) indictment for a crime that enriches any Person at the expense of Rice or any of its post-Closing Affiliates, or (III) embezzlement or other misappropriation of funds or assets of Rice or any of its post-Closing Affiliates.

(f)    To the extent that any liabilities or obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local Law (collectively, a “WARN Obligation”) arise with respect to any loss of employment by any employee of the Company, any of its Subsidiaries or the Management Company as a result of Rice’s actions, inactions or conduct in connection with the transactions contemplated by this Agreement, Rice shall be solely responsible for such WARN Obligation and any associated obligations.

(g)    After the date of this Agreement, the Company shall provide Rice reasonable access during normal business hours and on at least one Business Day’s notice to, and facilitate meetings with, Vantage Personnel or for purposes of making announcements concerning and preparing for the consummation of, the transactions contemplated by this Agreement. The Company and its Affiliates shall not without the prior written consent of Rice, make any communications to Vantage Personnel regarding their employment with Rice after the Closing Date.

(h)    If, at any time between the date hereof and the date that is six months after the Closing, Rice or any of its Affiliates makes an offer of employment to any Vantage Personnel who were not included on the Rehired Employee Disclosure, then such offer shall be on terms consistent with the terms of the Offers described in this Section 6.6. If, at any time between the date hereof and the date that is six months after the Closing, Rice or any of its Affiliates employs or engages any Vantage Personnel who were not included on the Rehired Employee Disclosure (other than through the Consulting Agreements contemplated on Exhibits A-1 and A-2 hereto), then Rice shall reimburse the Management Company or its applicable Affiliate for all severance costs, if any, paid by such entity to the applicable Vantage Personnel between the date hereof and the date that is 90 days following the Closing. In the event that Rice or its Affiliate employs or engages any Vantage Personnel as described in the immediately preceding sentence, Rice or such Affiliate shall provide the Vantage Sellers with notice of such hiring or retention within three days of the applicable employment or engagement. The Vantage Sellers shall provide Rice with notice of the applicable severance costs that are subject to reimbursement, which reimbursement shall be paid within 30 days following Rice’s receipt of such notice.

(i)    Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by Rice, the Company or any of their respective Subsidiaries. The provisions of this Section 6.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Rehired Employee or other current or former employee (or spouse or dependent thereof) of the

Company or any of its Subsidiaries, other than the parties and their respective permitted successors and assigns) any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement. Nothing in this Agreement shall give any employee or other service provider of the Company or any of its Subsidiaries or any other Person any right to continued employment or service, nor shall this Agreement restrict the right of Rice or any of its Affiliates to terminate the employment or service of any service provider after the Closing.

6.7    Indemnification; Directors’ and Officers’ Insurance.

(a)    Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Closing and until the six year anniversary of the Closing, Rice shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Rice shall pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Without limiting the foregoing, in the event any such Proceeding is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Closing), (i) the Indemnified Persons may retain Rice’s regularly engaged legal counsel or other counsel satisfactory to them, and Rice shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Rice shall use its best efforts to assist in the defense of any such matter. Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.7, upon learning of any such Proceeding, shall notify Rice (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.7 except to the extent such failure materially prejudices such party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Rice under this Section 6.7, such Indemnified Person shall have the right to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Rice (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Rice or the Indemnified Person within the last three (3) years.

(b)    Rice shall not amend, repeal or otherwise modify any provision in the Organizational Documents of Rice in any manner that would affect (or manage Rice or its Subsidiaries, with the intent to affect) adversely the rights thereunder or under the Organizational Documents of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by applicable Law. Rice shall fulfill and honor any indemnification, expense advancement or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Closing.

(c)    Rice shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.7(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.7 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

(d)    Rice will cause to be put in place, and Rice shall fully prepay immediately prior to the Closing, “tail” insurance policies with a claims period of at least six years from the Closing from an insurance carrier with the same or better credit rating as Rice’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as Rice’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Closing; provided, however, that Rice may elect in its sole discretion to, but shall not be required to, spend more than 300% (the “Cap Amount”) of the last annual premium paid by Rice prior to the date hereof for the six years of coverage under such tail policy; provided further that if the cost of such insurance exceeds the Cap Amount, and Rice elects not to spend more than the Cap Amount for such purpose, then Rice shall purchase as much coverage as is obtainable for the Cap Amount.

(e)    In the event that Rice or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Rice shall assume the obligations set forth in this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, the parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.7, and his heirs and representatives. Rice shall not, and shall cause its Subsidiaries not to sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Rice unable to satisfy its obligations under this Section 6.7.

6.8    Agreement to Defend. In the event any Proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

6.9    Public Announcements. The parties will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the parties; provided, however, that a party or its Representatives may issue a public announcement or other public disclosures required by applicable Law or the rules of any stock exchange upon which such party’s capital stock is traded, provided such party uses reasonable best efforts to afford the other party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided further that no provision of this Agreement shall be deemed to restrict in any manner (i) any party’s ability to communicate with its employees or equity holders or (ii) Rice’s or any Vantage Seller’s ability to communicate with its financial and legal advisors, lenders, underwriters or financing sources.

6.10    Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, the Vantage Sellers and Rice, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a Rice Material Adverse Effect, as the case may be. Except with respect to the HSR Act as provided in Section 6.5, the Vantage Sellers and Rice shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Without limiting in any way any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the other parties and their respective Subsidiaries’ operations prior to the Closing. Prior to the Closing, each of the parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.11    Filing of Tax Returns. The Vantage Sellers shall prepare or cause to be prepared all income Tax Returns of the Company and its Subsidiaries for any Pre-Closing Period required to be filed after the Closing Date. Rice shall prepare or cause to be prepared all other Tax Returns of the Company and its Subsidiaries. With respect to any Tax Returns for any Pre-Closing Period or any Straddle Period, the party or parties responsible for preparing such Tax Return shall (i) prepare such return on a basis consistent with past practice, except to the extent otherwise required by applicable Law; (ii) not later than thirty (30) days prior to the due date for filing such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period) deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the other parties for their review and reasonable comment; and (iii) cause such Tax Return (as revised to incorporate the other parties’ reasonable comments) to be timely filed and will provide a copy thereof to the other parties.

6.12    Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, if any, shall be paid by Rice when due, whether levied on Rice, the Company, the Vantage Sellers or any Subsidiary thereof, and Rice shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. Rice shall reimburse, indemnify, defend and hold harmless the Vantage Sellers and their respective Affiliates against liability for any such Transfer Taxes. The parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

6.13    Tax Characterization and Other Tax Matters.

(a)    The parties intend that, for U.S. federal income (and applicable state and local) tax purposes, (i) the Company (which is itself a continuation of Vantage II for U.S. federal income tax purposes pursuant to Treas. Reg. § 1.708-1(c)) will continue as a partnership for U.S. federal income tax purposes pursuant to Section 708(a) of the Code following the Closing Date, except to the extent the transactions described in clause (ii)(A) of this Section 6.13(a) result in a technical termination of the Company under Section 708(b)(1)(B) of the Code, (ii) Rice will be treated as (A) purchasing the Company Interests that were acquired by Rice Appalachia from the relevant Vantage Sellers in exchange for the Cash Consideration and/or the Deposit and then (B) contributing all of the assets and liabilities of Rice Appalachia (other than the Company Interests purchased by Rice Appalachia pursuant to clause (ii)(A) of this Section 6.13(a)) to the Company in exchange for Company Interests, and (iii) the Company will be treated as converting all of the Company Interests held by the Vantage Sellers and Rice following the transactions described in clauses (ii)(A) and (ii)(B) of this Section 6.13(a) into Rice Appalachia Units in a recapitalization event. To the extent permitted under applicable Law, each of the parties agrees not to make any tax filing or otherwise take any position inconsistent with this Section 6.13(a) and to cooperate with each other party to make any filings, statements or reports required to effect, disclose or report the Transactions as described in this Section 6.13(a), including as described in Section 6.13(b).

(b)    Not later than 30 days after the Closing, the parties shall cooperate in good faith to prepare and agree to a statement reflecting a valuation of all of the assets of the Company and Rice Appalachia in accordance with the principles of Sections 1060 and 755 of the Code, as applicable (the “Tax Allocation Statement”). The parties agree to (i) be bound by the Tax Allocation Statement (if agreed) and (ii) act in accordance with the Tax Allocation Statement (if agreed) in the preparation, filing and audit of any Tax Return; provided, however, that nothing contained herein shall require any party to amend any Tax Return filed prior to the Closing to be consistent with the Tax Allocation Statement or shall prevent any party from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the allocation specified in the Tax Allocation Statement, and neither party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation.

(c)    Consistent with Section 6.13(a) above, as the continuing partnership following the Transactions, the Company (which, for the avoidance of doubt, will be called Rice Appalachia after the Transactions), and each Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes, shall each make an election under Section 754 of the Code and under corresponding provisions of applicable statute and local tax laws for the taxable year of the Company that ends on or includes the Closing Date.

6.14    Cooperation on Tax Matters. The parties shall cooperate fully as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding relating to Taxes imposed on or with respect to the assets, operations or activities of the Company. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

6.15    Reasonable Best Efforts; Notification.

(a)    Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article VI, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions.

(b)    The Vantage Sellers shall give prompt notice to Rice, and Rice shall give prompt notice to the Vantage Sellers, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Sections 7.2(a) or 7.3(a) not being met, or (ii) the failure by such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.16    No-Shop.

(a)    From and after the date of this Agreement, the Vantage Sellers will, and will cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by the Vantage Sellers or any of their respective Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction.

(b)    From and after the date of this Agreement, the Vantage Sellers will not, and will cause their respective Subsidiaries and use reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing or affording access to any non-public information) any inquiries, proposals or offers regarding, or the making of an Alternative Transaction, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to an Alternative Transaction, (iii) furnish or provide any non-public information or data regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person except in the ordinary course of business consistent with past practice (and, in any event, not in connection with or in response to an Alternative Transaction or any indication of interest that would or would reasonably be expected to lead to an Alternative Transaction) or (iv) enter into any letter of intent or agreement in principle, or other agreement providing for an Alternative Transaction.

6.17    Financing Cooperation.

(a)    Prior to Closing, upon the request of Rice, the Vantage Sellers, Vantage I, Vantage II and the Company shall, and shall cause their respective Subsidiaries and Representatives to, use commercially reasonable efforts to cooperate reasonably in connection with the Debt Financing, including using commercially reasonable efforts to: (i) cause management teams of Vantage I and Vantage II, with appropriate seniority and expertise, to participate in meetings, due diligence sessions and rating agency presentations and road shows, if any, (ii) prepare and furnish to Rice the Required Information; (iii) assist in the preparation of pro forma financial information, (iv) cooperate reasonably with any due diligence, to the extent customary and reasonable (including using commercially reasonable efforts to make available representatives of Netherland, Sewell & Associates, Inc., Wright & Company, Inc. or other relevant independent reserve engineers of Vantage I, Vantage II, the Company and their respective Subsidiaries); (v) assist in the amendment or novation of any of Derivative Transaction of Vantage I, Vantage II or their respective Subsidiaries, in each case, on terms that are reasonably requested by the Rice; provided that no obligation of Vantage I or Vantage II or their respective Subsidiaries under any such amendments or novations shall be effective until the Closing Date; (vi) furnish promptly all documentation and other information required by any Governmental Entity or as reasonably requested by any financing source under applicable “know your customer” or anti-money laundering rules and regulations, including the PATRIOT Act, (vii) execute and deliver any definitive financing documents, including any necessary pledge and security documents, as reasonably requested by Rice and otherwise facilitating the pledging of collateral in connection with the Debt Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate Vantage I’s, Vantage II’s and their respective Subsidiaries’ assets for the purpose of establishing collateral arrangements (including establishing bank and other accounts and blocked account and control agreements in connection with the foregoing), and providing customary title information; provided that no obligation of Vantage I, Vantage II or any of their respective Subsidiaries under any such definitive financing documents, including any pledge and security documents, shall be effective until the Closing Date; and (viii) seek to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness and release of liens contemplated by any repayment or refinancing of such indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (viii) shall not need to be effective until the Closing Date.

(b)    In addition, in the event that Rice intends to consummate a capital markets debt financing, the Vantage Sellers, Vantage I, Vantage II and the Company shall, and shall cause their respective Subsidiaries and Representatives to use commercially reasonable efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding Vantage I, Vantage II, the Company and their respective Subsidiaries for use in marketing and offering documents and to enable Rice to prepare pro forma financial statements) as reasonably requested by Rice to assist Rice in the arrangement of such financing for the purposes of financing the payment of the Cash Consideration and other amounts contemplated to be paid by this Agreement.

(c)    Notwithstanding anything in this Agreement to the contrary, the Vantage Sellers, Vantage I, Vantage II and the Company shall be deemed to have complied with Section 6.17(a) and Section 6.17(b) unless and until Rice shall have delivered written notice to Vantage Sellers of such breach, which notice shall detail the circumstances of such breach, and Vantage Sellers shall have failed to cure such breach within a reasonable period of time after the Vantage Sellers receive such notice.

(d)    Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the business or ongoing operations of the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Subsidiaries, (B) such requested cooperation shall not require the Vantage Sellers to waive or amend any terms of this Agreement, (C) none of the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Affiliates shall be obligated to adopt resolutions or execute consents to approve or authorize the Debt Financing prior to Closing, (D) no obligation of the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Subsidiaries under any certificate, document or instrument of any financing shall be effective until the Closing, (E) none of the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Affiliates shall be required to pay any commitment or similar fee or incur any other liability in connection with the arrangement of any Debt Financing prior to the Closing, (F) any information required to be provided pursuant to this Section 6.17 shall be reasonably available to the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Subsidiaries and (G) such requested cooperation shall not require the Vantage Sellers, Vantage I, Vantage II, the Company or their respective Subsidiaries to take any action that would conflict with any applicable law, the organizational documents of any of the foregoing or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which any of the foregoing is a party.

(e)    Rice shall, promptly upon written request by the Vantage Sellers, reimburse the Vantage Sellers for any and all reasonable and customarily documented out-of-pocket costs and expenses incurred, paid or payable by the Vantage Sellers or their Affiliates and directors, managers, officers, members, employees, agents, representatives and advisors of the Vantage Sellers and such Affiliates (collectively, the “Seller Related Parties”) in connection with their respective obligations regarding the Debt Financing.

(f)    Rice shall indemnify and hold harmless the Seller Related Parties from and against any and all claims and losses suffered or incurred by any of them in connection with the Debt Financing and any information used in connection therewith, provided, however that the foregoing shall not apply to the willful misconduct or gross negligence of any Seller Related Party.

(g)    Vantage I, Vantage II and the Company hereby consent to the use of the trademarks, service marks and logos of Vantage I, Vantage II, the Company and their respective Subsidiaries in connection with the arrangement of financing and repayment or refinancing of indebtedness in connection with the Transactions..

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each party to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived jointly by the parties, in whole or in part, to the extent permitted by applicable Law:

(a)    Regulatory Approval. If applicable, any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(b)    No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions and no Law shall have been adopted that makes consummation of the Transactions illegal or otherwise prohibited.

7.2    Additional Conditions to Obligations of Rice. The obligations of Rice to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by Rice, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of the Vantage Sellers. The representations and warranties of the Vantage Sellers set forth in Articles III and IV of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”) would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Performance of Obligations of the Vantage Sellers. The Vantage Sellers shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by such entity under this Agreement on or prior to the Closing.

(c)    Compliance Certificate. Rice shall have received a certificate of each Vantage Seller signed by an executive officer of such Vantage Seller confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of the Agreement, there shall not have been a Company Material Adverse Effect.

(e)    Closing Deliveries. Each Vantage Seller shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.4(b).

7.3    Additional Conditions to Obligations of Vantage Sellers. The obligations of the Vantage Sellers to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived exclusively by the Vantage Sellers, in whole or in part, to the extent permitted by applicable Law:

(a)    Representations and Warranties of Rice. The representations and warranties of Rice set forth in Article V of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Rice Material Adverse Effect”) that would not have, individually or in the aggregate, a Rice Material Adverse Effect.

(b)    Performance of Obligations of Rice. Rice shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c)    Compliance Certificate. The Vantage Sellers shall have received a certificate of Rice signed by an executive officer of Rice dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)    No Material Adverse Effect. Since the date of the Agreement, there shall not have been a Rice Material Adverse Effect.

(e)    Listing. The Rice Common Stock to be issued to the Vantage Sellers pursuant to the LLC Agreement shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(f)    Rice Appalachia Units. The aggregate number of Rice Appalachia Units to be delivered to the Vantage Sellers as Equity Consideration shall not be less than 38,000,000.

(g)    Certificate of Designation. The Certificate of Designation shall have been filed with, and accepted by, the Secretary of State of Delaware.

(h)    Debt Assumption Agreement. The transactions contemplated by the Debt Assumption Agreement shall have been consummated.

(i)    Board Seat. The Vantage Sellers shall have received evidence of the appointment of a designee of Quantum to Class I of the Board of Directors of Rice effective as of immediately following the Closing.

(j)    Closing Deliveries. Rice shall have delivered, or shall stand ready to deliver, the closing deliveries set forth in Section 2.4(a).

7.4    Frustration of Closing Conditions. None of the parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

8.1    Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)    by mutual written consent of the Vantage Sellers and Rice;

(b)    by either the Vantage Sellers or Rice:

(i)    if any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any Law that makes consummation of the Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Vantage Sellers or Rice if the failure to fulfill any material covenant or agreement under this Agreement by any Vantage Seller (in the case of the Vantage Sellers) or Rice (in the case of Rice) has been the cause of or resulted in the action or event described in this Section 8.1(b)(i) occurring; or

(ii)    in the event of a breach by any other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), if it was continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and the End Date (a “Terminable Breach”); provided, however, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(c)    by either the Vantage Sellers or Rice, if the Transactions shall not have been consummated on or before 5:00 p.m., Houston time, on the date that is 45 days after the date hereof (such date being the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the terminating party if the failure to fulfill any material covenant or agreement under this Agreement by such termination party has been the cause of or resulted in the failure of the Transactions to occur on or before such date.

8.2    Notice of Termination; Effect of Termination.

(a)    A terminating party shall provide written notice of termination to all the other parties specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to all the other parties.

(b)    In the event of termination of this Agreement by the Vantage Sellers or Rice as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 8.2, the sixth sentence of Section 6.4, Section 8.3 and Articles I and IX; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Vantage Sellers, damages based on the consideration that would have otherwise been payable to the Vantage Sellers) for a Willful and Material Breach of a representation or warranty or a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

8.3    Expenses and Other Payments.

(a)    Except as otherwise provided in this Agreement, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated. Upon the consummation of the Transactions, the Company shall pay (i) all of its own expenses and the expenses of the Vantage Sellers and their members incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, as well as any expenses incurred by the Company or the Vantage Sellers and their members incident to preparing for the potential initial public offering described in the Registration Statement, in each case other than those expenses set forth in clause (ii) of this sentence, up to an amount equal to $5,000,000 (the “Transaction Expenses Cap”) and (ii) any fees or commissions owed by the Company or the Vantage Sellers or their members to any broker or investment banker as a result of the consummation of the Transactions up to an amount equal to $5,000,000 (the “Fee Cap”). The Vantage Sellers shall pay (A) any expenses described in clause (i) of the immediately preceding sentence in excess of the Transaction Expenses Cap and (B) any expenses described in clause (ii) of the immediately preceding sentence in excess of the Fee Cap.

(b)    If this Agreement is validly terminated by the Vantage Sellers pursuant to Section 8.1(b)(ii) or the Vantage Sellers or Rice pursuant to Section 8.1(c), then in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere under this Agreement and notwithstanding any other provision of this Agreement, then the Vantage Sellers shall receive the Deposit as liquidated damages (including but not limited to with respect to any costs, fees and expenses incurred in connection with legal, financial and other advisors and the economic cost of foregone opportunities) and not as a penalty and as the Vantage Sellers’ and their Affiliates’ sole and exclusive remedy and as full and final settlement of all liabilities, costs, expenses and reimbursement obligations associated with such breach of this Agreement (and Rice and the Vantage Sellers shall execute joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Deposit to the Vantage Sellers). The parties acknowledge and agree that (A) the Vantage Sellers’ actual damages upon the event of such termination are difficult to ascertain with any certainty, (B) the Deposit is a fair and reasonable estimate by the parties of such actual damages of the Vantage Sellers and (C) such liquidated damages do not constitute a penalty. In all other instances in which this Agreement is validly terminated, Rice shall be entitled to the return of the Deposit (and Rice and the Vantage Sellers shall execute joint written instructions to the Escrow Agent authorizing the Escrow Agent to release the Deposit to Rice). If the Vantage Sellers receive the Deposit as contemplated by this Section 8.3(b), then the sole and exclusive remedy of the Vantage Sellers with respect to the Financing Sources and each Affiliate, controlling person or Representative of any such Person and any successors or assigns of any of the foregoing shall be the receipt of the Deposit.

ARTICLE IX

GENERAL PROVISIONS

9.1    Schedule Definitions. All capitalized terms in the Vantage Seller Disclosure Letter and the Company Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

9.2    Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the parties in Articles I, II and IX, the sixth sentence of Section 6.4 and Sections 6.6, 6.7, 6.11, 6.12, 6.13, 6.14 and 8.3 will survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing. After the Closing, other than as set forth in this Agreement, (i) there shall be no liability or obligation on the part of any party hereto to any other party (except for fraud) and (ii) no party shall bring any claim of any nature against any other party (other than any claim of fraud); provided, however, that nothing in this sentence shall affect the agreements of the parties in Articles I, II and IX, the sixth sentence of Section 6.4 and Sections 6.6, 6.7, 6.11, 6.12, 6.13, 6.14 and 8.3 and any claims or liabilities arising therefrom.

9.3    Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by facsimile (but only upon confirmation of transmission by the transmitting equipment); (c) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received); or (d) if transmitted by national overnight courier, in each case as addressed as follows:

(i)    if to Rice, to:

        Rice Energy Inc.

        2200 Rice Drive

        Canonsburg, Pennsylvania 15317

        Attention: Daniel J. Rice IV

        E-mail: daniel.rice@riceenergy.com

with a required copy to (which copy shall not constitute notice):

        Rice Energy Inc.

        333 Clay Street, Suite 4150

        Houston, Texas 77002

        Attention: William E. Jordan

        Facsimile: (832) 708-3445

        E-mail: will.jordan@riceenergy.com

        Latham & Watkins LLP

        811 Main Street, Suite 3700

        Houston, Texas 77002

        Attention: Sean T. Wheeler

                  William N. Finnegan IV

        Facsimile: (713) 546-5401

        E-mail: sean.wheeler@lw.com

             bill.finnegan@lw.com

(ii)   if to the Vantage Sellers, to:

        Vantage Energy Investment LLC

        116 Inverness Drive East, Suite 107

        Englewood, Colorado 80112

        Attention: Roger J. Biemans

        E-mail: Roger.Biemans@VantageEnergy.com

with a required copy to (which copy shall not constitute notice):

        Vinson & Elkins LLP

        1001 Fannin, Suite 2500

        Houston, Texas 77002

        Attention: Keith R. Fullenweider

                          W. Creighton Smith

        Facsimile: (713) 615-5085

        E-mail: kfullenweider@velaw.com

                      crsmith@velaw.com

9.4    Rules of Construction.

(a)    Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)    The inclusion of any information in the Vantage Seller Disclosure Letter or the Company Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Vantage Seller Disclosure Letter or the Company Disclosure Letter, as applicable, that such information is required to be listed in the Vantage Seller Disclosure Letter or the Company Disclosure Letter, as applicable, that such items are material to the Company and its Subsidiaries taken as a whole, the Vantage Sellers or Rice, as the case may be, or that such items have resulted in a Company Material Adverse Effect, Vantage Seller Material Adverse Effect or Rice Material Adverse Effect. The headings, if any, of the individual sections of each of the Vantage Seller Disclosure Letter and the Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Vantage Seller Disclosure Letter and the Company Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of (i) an item in one section of the Vantage Seller Disclosure Letter or the Company Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the Registration Statement shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent from such item, notwithstanding the presence or absence of an appropriate section of the Vantage Seller Disclosure Letter or the Company Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)    The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Vantage Seller Disclosure Letter or the Company Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)    All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

(e)    In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity include any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; and (iv) days mean calendar days.

9.5    Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile transmission or email in “portable document format” (“.pdf”) form, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to all the other parties, it being understood that all parties need not sign the same counterpart.

9.6    Entire Agreement; Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement, the Transaction Documents and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the provisions of Sections 6.7 and 9.10 (which from and after the Closing are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives) and the provisions of Section 8.3, this Section 9.6, Section 9.7, Section 9.12 and Section 9.15 (which are intended for the benefit of, and shall be enforceable by, the Financing Sources under the Debt Financing, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)    THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE

INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURT OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURT, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURT. THE PARTIES HEREBY CONSENT TO AND GRANT SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR ANY ACTION, PROCEEDING OR COUNTERCLAIM THAT INVOLVES A FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.7.

(d)    EACH OF THE PARTIES AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE FINANCING SOURCES OR ANY OF THEIR REPRESENTATIVES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE DEBT FINANCING, IN ANY FORUM OTHER

THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF), AND MAKES THE AGREEMENTS, WAIVERS AND CONSENTS SET FORTH IN SECTION 9.7(b) AND MUTATIS MUTANDIS BUT WITH RESPECT TO THE COURTS SPECIFIED IN THIS SECTION 9.7(d).

9.8    Severability. Each party agrees that, should any court or other competent Governmental Entity hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent Governmental Entity for any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that, without the consent of any party, each Vantage Seller shall be entitled to assign, in whole or in part, its rights and obligations under this Agreement prior to the Closing or the termination of this Agreement to any Person or Persons, the sole owners, directly or indirectly, of which are one or more members of Vantage I or Vantage II, but no such assignment shall release such Vantage Seller from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported assignment in violation of this Section 9.9 shall be void.

9.10    Affiliate Liability. Each of the following is herein referred to as a “Company Affiliate”: (i) any direct or indirect holder of equity interests or securities in the Vantage Sellers (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee, representative or agent of (a) the Company, (b) the Vantage Sellers or (b) any Person who controls the Company or any Vantage Seller. Other than as set forth in Section 9.14, no Company Affiliate shall have any liability or obligation to Rice of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and Rice hereby waives and releases all claims of any such liability and obligation. Each of the following is herein referred to as a “Rice Affiliate”: (i) any direct or indirect holder of equity interests or securities in Rice (whether limited or general partners, members, stockholders or otherwise), and (ii) any director, officer, employee, representative or agent of Rice or any Person who controls any of the foregoing. No Rice Affiliate shall have any liability or obligation to the

Vantage Sellers or the Company of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby, and the Vantage Sellers and the Company hereby waive and release all claims of any such liability and obligation.

9.11    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (on behalf of themselves and the third party beneficiaries of this Agreement) (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding the foregoing, in no event shall the Vantage Sellers, Vantage I or Vantage II be entitled to enforce or seek to enforce specifically Rice’s obligation to consummate the Transactions if this Agreement is capable of being terminated by the Vantage Sellers under Article VIII, and Rice has agreed that the Vantage Sellers have such termination right and have provided instructions to the Escrow Agent to pay the Deposit to the Vantage Sellers accordingly, in which event the receipt of the Deposit as contemplated by, and on the terms set forth in, Section 8.3 thereof shall be the sole and exclusive remedy.

9.12    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 8.3, Section 9.6, Section 9.7, this Section 9.12 and Section 9.15 without the consent of the Financing Sources.

9.13    Extension; Waiver. At any time prior to the Closing, the Vantage Sellers and Rice may, to the extent legally allowed:

(a)    extend the time for the performance of any of the obligations or acts of the other parties hereunder;

(b)    waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto; or

(c)    waive compliance with any of the agreements or conditions of the other parties contained herein.

Notwithstanding the foregoing, no failure or delay by Rice or any Vantage Seller in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party hereto to any such extension or waiver shall be effective or enforceable unless set forth in an instrument in writing signed on behalf of such party.

9.14    Vantage I and Vantage II. Prior to the consummation of the Restructuring, each of Vantage I and Vantage II hereby agrees to cause the applicable Vantage Seller to perform all undertakings, obligations and required acts of such Vantage Seller hereunder and hereby absolutely, irrevocably, primarily and unconditionally guarantees the due, prompt and faithful performance of such undertakings, obligations and required acts by such Vantage Seller.

9.15    Provisions Related to the Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the Vantage Sellers, Vantage I, Vantage II and the Company agree that neither it nor any of its Representatives or Affiliates shall have any rights or claims against any Financing Source in connection with or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby. In addition, no Financing Source shall have any liability or obligation to the Vantage Sellers, Vantage I, Vantage II, the Company or any of the their respective Representatives or Affiliates in connection with or related to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Financing Source.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

VANTAGE ENERGY INVESTMENT LLC

By: Vantage Energy, LLC, its sole member

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

VANTAGE ENERGY INVESTMENT II LLC

By: Vantage Energy II, LLC, its sole member

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

Solely for purposes of Section 6.17, 9.14 and 9.15:

VANTAGE ENERGY, LLC

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

VANTAGE ENERGY II, LLC

By:	/s/ Roger J. Biemans
Name:	Roger J. Biemans
Title:	Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT